Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG
FIRST NBC BANK HOLDING COMPANY
NEW ORLEANS, LOUISIANA
STATE INVESTORS BANCORP, INC.
METAIRIE, LOUISIANA
AND
FIRST NBC ACQUISITION COMPANY
NEW ORLEANS, LOUISIANA

DATED AS OF DECEMBER 30, 2014

TABLE OF CONTENTS
Article I. DEFINITIONS; INTERPRETATION    1
Section 1.01Definitions.    1
Section 1.02Interpretation.    7
Article II. THE MERGER    8
Section 2.01The Merger.    8
Section 2.02Effects of the Merger.    8
Section 2.03Constituent Documents.    8
Section 2.04Directors and Executive Officers.    8
Section 2.05Alternative Transaction Structure.    8
Article III. CONSIDERATION AND EXCHANGE PROCEDURES    9
Section 3.01Merger Consideration.    9
Section 3.02Rights as Shareholders; Stock Transfers.    9
Section 3.03Exchange Procedures.    9
Article IV. THE CLOSING AND EFFECTIVE TIME    10
Section 4.01Time and Place of the Closing and Closing Date.    10
Section 4.02Actions to be Taken at the Closing by FNBC.    10
Section 4.03Actions to be Taken at the Closing by SIBC.    11
Section 4.04Effective Time.    12
Article V. REPRESENTATIONS AND WARRANTIES OF SIBC AND SI BANK    12
Section 5.01Organization and Qualification.    12
Section 5.02Capitalization.    13
Section 5.03Execution and Delivery; No Violation.    14
Section 5.04Compliance with Laws and Regulatory Filings.    15
Section 5.05SIBC Financial Statements; SIBC SEC Reports.    16
Section 5.06Call Reports.    17
Section 5.07Proceedings.    17
Section 5.08Consents and Approvals.    17
Section 5.09Undisclosed Liabilities.    17
Section 5.10Title to Assets.    18
Section 5.11Personal Property.    18
Section 5.12Absence of Certain Changes or Events.    19
Section 5.13Certain Leases, Contracts and Agreements.    19
Section 5.14Taxes and Tax Returns.    21
Section 5.15Insurance.    23
Section 5.16No Material Adverse Change.    24
Section 5.17Proprietary Rights.    24
Section 5.18Investments.    24
Section 5.19Loan Portfolio and Reserve for Loan Losses.    24
Section 5.20Employee Relationships.    25
Section 5.21Environmental Laws.    26
Section 5.22Regulatory Compliance.    27
Section 5.23Accounting Controls.    27
Section 5.24Books and Records.    28
Section 5.25Trust Business.    28
Section 5.26Guaranties.    28
Section 5.27Employee Benefit Plans.    29
Section 5.28Deposits.    30
Section 5.29Derivative Contracts.    30

(i)

Section 5.30[Reserved]    31
Section 5.31Brokers.    31
Section 5.32Application of Takeover Protections; Rights Agreements.    31
Section 5.33Repurchase Agreements.    31
Section 5.34Mortgage Banking Business.    31
Section 5.35Fairness Opinion.    31
Section 5.36No Other Representations or Warranties.    31
Article VI. REPRESENTATIONS AND WARRANTIES OF FNBC    31
Section 6.01Organization and Qualification.    32
Section 6.02Execution and Delivery; No Violation.    32
Section 6.03Proceedings.    33
Section 6.04Consents and Approvals.    33
Section 6.05Regulatory Compliance.    33
Section 6.06FNBC Financial Statements.    33
Section 6.07No Material Adverse Change.    34
Section 6.08Ability to Pay Merger Consideration.    34
Section 6.09No Other Representations or Warranties.    34
Article VII. CONDUCT OF BUSINESS PENDING THE MERGER    34
Section 7.01Forbearances.    34
Section 7.02Affirmative Covenants.    37
Article VIII. COVENANTS    38
Section 8.01Reasonable Best Efforts.    38
Section 8.02Litigation and Claims.    38
Section 8.03Corporate Approvals.    38
Section 8.04Consents and Approvals.    40
Section 8.05Public Disclosure.    40
Section 8.06Access; Information.    40
Section 8.07Acquisition Proposals.    41
Section 8.08Regulatory Applications.    42
Section 8.09Indemnification; Liability Insurance.    42
Section 8.10Notification of Certain Matters.    44
Section 8.11Director and Committee Meetings.    44
Section 8.12Conforming Accounting Adjustments.    45
Section 8.13Financial Statements.    45
Section 8.14Environmental Investigation; Rights to Terminate Agreement.    45
Section 8.15Employee Matters.    47
Section 8.16Bank Merger Transaction.    49
Section 8.17SIBC Options.    49
Section 8.18Data Conversion.    49
Section 8.19No Control.    50
Article IX. CONDITIONS PRECEDENT    50
Section 9.01Conditions to Each Party’s Obligation.    50
Section 9.02Conditions to Obligation of FNBC.    50
Section 9.03Conditions to Obligations of SIBC.    51
Article X. TERMINATION AND ABANDONMENT    51
Section 10.01Right of Termination.    51
Section 10.02Notice of Termination.    53
Section 10.03Effect of Termination.    53

(ii)

Article XI. MISCELLANEOUS    54
Section 11.01Survival of Representations and Warranties.    54
Section 11.02Expenses.    54
Section 11.03Entire Agreement.    54
Section 11.04Further Cooperation.    55
Section 11.05Severability.    55
Section 11.06Notices.    55
Section 11.07Governing Law; Waiver of Right to Jury Trial.    56
Section 11.08Multiple Counterparts.    56
Section 11.09Specific Performance.    56
Section 11.10Attorneys’ Fees and Costs.    56
Section 11.11Binding Effect; Assignment.    57
Section 11.12Third Parties.    57
Section 11.13Amendment; Waiver; Extension.    57
Section 11.14Disclosure Schedules; Supplements to the Disclosure Schedules.    57

EXHIBITS
FORM OF BANK MERGER AGREEMENT    EXHIBIT A
FORM OF ACKNOWLEDGEMENT    EXHIBIT B
CONFIDENTIAL SCHEDULES

(iii)

AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 30th day of December, 2014, by and among First NBC Bank Holding Company, a Louisiana corporation (“FNBC”), State Investors Bancorp, Inc., a Louisiana corporation (“SIBC”), and First NBC Acquisition Company, a Louisiana corporation and wholly-owned subsidiary of FNBC (“Newco”).
RECITALS:
WHEREAS, FNBC owns all of the issued and outstanding shares of capital stock First NBC Bank, a Louisiana state non-member bank (“First NBC Bank”);
WHEREAS, SIBC owns all of the issued and outstanding shares of capital stock of State-Investors Bank (“SI Bank”), a federal savings bank;
WHEREAS, FNBC desires to acquire all of the issued and outstanding shares of common stock of SIBC (“SIBC Stock”) in exchange for cash consideration through the merger of Newco with and into SIBC, with SIBC surviving the merger (the “Merger”), followed by the merger of SI Bank with and into First NBC Bank, with First NBC Bank surviving such merger;
WHEREAS, the boards of directors of FNBC and SIBC have determined that the Merger and the other transactions contemplated by this Agreement, in accordance with the terms of this Agreement, are desirable and in the best interests of their respective companies and shareholders; and
WHEREAS, as a condition and inducement to FNBC’s willingness to enter into this Agreement, (i) each director and executive officer of SIBC and SI Bank has simultaneously executed and delivered to FNBC an agreement to vote in favor of the Merger at any SIBC shareholders’ meeting called for the purpose of considering such matter, and (ii) each non-employee director of SIBC and SI Bank has executed and delivered to FNBC a support agreement containing certain confidentiality and non-competition obligations.
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the parties agree as follows:

Article I.
DEFINITIONS; INTERPRETATION
Section 1.01    Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically provided in this Agreement:
“Acquisition Proposal,” means a tender or exchange offer, proposal for a merger, consolidation or other business combination or transaction involving SIBC or SI Bank, or any proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 20% of the business, assets or deposits of, SIBC or SI Bank, other than the transactions contemplated by this Agreement.
“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power to direct the management of such Entity through voting rights, ownership or contractual obligations.
“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code.
“Agreement” means this Agreement and Plan of Reorganization, as the same may be amended, modified or restated from time to time.
“AJCA” means the American Jobs Creation Act of 2004, as amended.
“Banking Laws” is defined in Section 5.04A.
“Bank Merger” is defined in Section 2.01.
“Bankruptcy Exception” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Legal Requirement affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to be closed in New Orleans, Louisiana or Metairie, Louisiana.
“Call Report” is defined in Section 5.06.
“Certificate” is defined in Section 3.03B.
“Change in Recommendation” means any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to FNBC the SIBC Board Recommendation.
“Closing” is defined in Section 4.01.
“Closing Date” is defined in Section 4.01.
“Code” means the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations.
“Confidentiality Agreement” is defined in Section 8.06B.
“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.

“Contract” is defined in Section 5.13A.
“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.
“Effective Time” is defined in Section 4.04.
“Employee Benefit Plans” has the same meaning given that term under Section 3(3) of ERISA.
“employee welfare benefit plan” has the same meaning given that term under Section 3(1) of ERISA.
“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.
“Environmental Inspections” is defined in Section 8.14A.
“Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” with respect to an Entity means any other Entity that, together with such first Entity, would be treated as a single employer under section 414 of the Code.
“First NBC Bank” is defined in the Recitals.
“FNBC” is defined in the Recitals.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, regulatory, or taxing, including any federal, state, county, municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of a party or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
“Indemnified Party” is defined in Section 8.09A.
“Intellectual Property” is defined in Section 5.17.
“Investigated Party” is defined in Section 8.14A.
“IRS” means the Internal Revenue Service.
“knowledge” means the actual knowledge of the Person, which if an Entity, means the actual knowledge of its senior executive officers.
“LBCA” means the Louisiana Business Corporation Act.
“Legal Requirement” means collectively, with respect to a Person, any (A) federal, state, local, municipal or other constitution, law, ordinance, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (B) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (C) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.
“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.
“Loan” is defined in Section 5.19A.

“Material Adverse Change” means, with respect to SIBC or FNBC, respectively, any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, business or results of operations of SIBC and SI Bank, taken as a whole, or FNBC and its Subsidiaries taken as a whole, as the case may be or the ability of a party to timely perform its obligations under this Agreement, except for any such effects resulting from: (A) changes in GAAP or RAP generally applicable to banks or their holding companies; (B) any action taken by SIBC or SI Bank with the prior consent of FNBC in accordance with this Agreement or the transactions contemplated by this Agreement; (C) changes in laws (or interpretations thereof); (D) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (E) any legal actions asserted or other actions initiated by any holder of shares of SIBC Stock or holder of the capital stock of FNBC arising out of or related to this Agreement; (F) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries; and (G) general conditions in or changes generally affecting the banking industry or the geographic region in which the party operates, including changes in prevailing market rates of interest, credit availability or liquidity.
“Merger” is defined in the Recitals.
“Merger Consideration” is defined in Section 3.01A.
“Newco” is defined in the Recitals.
“party” or “parties” means FNBC, on the one hand, and SIBC, on the other hand.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Person” means any natural individual or any Entity.
“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other proceedings before any Governmental Authority or arbitration.
“Proxy Statement” is defined in Section 8.03B.
“RAP” means regulatory accounting principles.
“Representatives” means, when used with reference to a party, its directors, officers, employees, advisors, attorneys, accountants and other agents.
“Requisite Regulatory Approvals” is defined in Section 8.08B.
“Schedules” means the disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.
“Secondary Investigation” is defined in Section 8.14A.
“Secretary of State” means the Secretary of State of the State of Louisiana.
“Shareholder Meeting” is defined in Section 8.03A.

“SIBC” is defined in the Recitals.
“SIBC Audited Statements” is defined in Section 5.05.
“SI Bank” is defined in the Recitals.
“SIBC Board” means the board of directors of SIBC.
“SIBC Employees” is defined in Section 8.15A.
“SIBC Employee Plans” is defined in Section 5.28.
“SIBC Financial Statements” is defined in Section 5.05.
“SIBC Personal Property” is defined in Section 5.11.
“SIBC Real Property” is defined in Section 5.10A.
“SIBC Stock” is defined in the Recitals.
“SIBC Unaudited Statements” is defined in Section 5.05.
“Subsidiary” means, when used with reference to an Entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such Entity or any partnership, joint venture or other enterprise in which any Entity has, directly or indirectly, a majority equity interest.
“Superior Proposal” means a bona fide written Acquisition Proposal that the SIBC Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (i) after consulting with its financial advisors (who will be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, and (iii) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other factors permitted under any Legal Requirement; provided, however, that for purposes of this definition, the references to “more than 20%” in the definition of Acquisition Proposal will be deemed to be references to “a majority.”
“Surviving Corporation” is defined in Section 2.01.
“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury under the Code.
“Treasury Shares” means all shares of SIBC Stock that are owned, directly or indirectly, by SIBC or SI Bank, other than (A) shares of SIBC Stock held, directly or indirectly, in trust or managed accounts or otherwise held in a fiduciary capacity that are beneficially owned by third parties (provided, however, that previously awarded and unvested shares of restricted stock awarded pursuant to the SIBC Recognition and Retention Plan and Trust Agreement (the “SIBC RRP”) shall not be deemed to be Treasury Shares) and (B) shares of SIBC Stock held in respect of a debt previously contracted.

Section 1.02    Interpretation. The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Recitals or a Section or Schedule, such reference is to the Recitals to, a Section of, or Schedules to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.
ARTICLE II.
THE MERGER
Section 2.01    The Merger. Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, FNBC will cause Newco to merge with and into SIBC in accordance with the LBCA. SIBC will be the surviving corporation in the Merger (“Surviving Corporation”) and will continue its corporate existence under the laws of the State of Louisiana. At the Effective Time, the separate corporate existence of Newco will cease. Following the Merger, FNBC will cause (i) the merger of SIBC with and into FNBC, with FNBC as the surviving corporation, and (ii) the merger of SI Bank with and into First NBC Bank (“Bank Merger”), with First NBC Bank as the surviving bank, on the terms and subject to the conditions set forth in the Bank Merger Agreement (the “Bank Merger Agreement”), in the form attached hereto as Exhibit A.
Section 2.02    Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in section 1-1107 of the LBCA and this Agreement. Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of SIBC and Newco, and all debts, liabilities, obligations, restrictions and duties of SIBC and Newco, will continue in the Surviving Corporation and any successors thereto.
Section 2.03    Constituent Documents. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of Newco as in effect immediately prior to the Effective Time.
Section 2.04    Directors and Executive Officers. At the Effective Time and until thereafter changed in accordance with applicable law or the Constituent Documents of the Surviving Corporation, the members of the board of directors of Newco at the Effective Time will be the board of directors of the Surviving Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Constituent Documents of the Surviving Corporation, the senior officers of Newco immediately prior to the Effective Time will be the senior officers of the Surviving Corporation.

Section 2.05    Alternative Transaction Structure. Notwithstanding any provision of this Agreement to the contrary, without the action of any other party, FNBC may amend this Agreement solely for the purpose of restructuring the method by which it accomplishes the acquisition of SIBC or SI Bank; provided however, that FNBC will only be permitted to restructure the proposed transaction so long as this Agreement as amended does not reduce the amount or change the nature of the cash consideration to be paid to, result in materially adverse tax consequences to be realized by, the shareholders of SIBC or materially impede or delay consummation of the Merger.
ARTICLE III.
CONSIDERATION AND EXCHANGE PROCEDURES
Section 3.01    Merger Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of FNBC, SIBC or Newco, or any of their respective shareholders:
A.    Each share of SIBC Stock, other than a Treasury Share, issued and outstanding immediately prior to the Effective Time (including shares awarded under the SIBC RRP) will be cancelled and converted into the right of the holder thereof to receive cash in an amount equal to $21.25 (“Merger Consideration”).
B.    Each unexpired and unexercised option to purchase a share of SIBC Stock that is issued and outstanding at the Effective Time (each an “SIBC Option”), and without regard to any future vesting date of any such SIBC Option, will be cancelled and converted into the right to receive cash in the amount of $21.25 minus the exercise price of such option (the “Option Consideration”).
C.    Each Treasury Share will be cancelled and extinguished without any conversion thereof or consideration therefor.
D.    Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.
Section 3.02    Rights as Shareholders; Stock Transfers. At the Effective Time, holders of SIBC Stock will cease to be, and will have no rights as, shareholders of SIBC, other than rights to receive the consideration described in Section 3.01 upon compliance with the exchange procedures described in Section 3.03. From and following the Effective Time, the stock transfer books of SIBC will be closed, and there will be no transfers on the stock transfer books of SIBC of the shares of SIBC Stock that were outstanding immediately prior to the Effective Time other than to settle transfers of SIBC Stock that occurred prior to the Effective Time.
Section 3.03    Exchange Procedures.
A.    Immediately prior to the Effective Time, FNBC shall deposit in trust with Computershare, Inc. (or another third party as may be mutually agreed upon by FNBC and SIBC), for the benefit of the holders of Certificates, as hereinafter defined, for exchange in accordance with this Section 3.03, an amount of cash which is not less than the product of $21.25 multiplied by the total number of outstanding shares of SIBC Stock as of the Effective Time (which is hereinafter referred to as the “Exchange Fund”).
B.    As soon as practicable after the Effective Time, and in no event more than five business days after the Effective Time, the Exchange Agent will mail to each record holder of a certificate which immediately prior to the Effective Time represented one or more outstanding shares of SIBC Stock (“Certificate”) a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to the Certificate(s) will pass, only upon delivery of the Certificate(s) to the Exchange Agent, (ii) include instructions for use in surrendering the Certificate(s) in exchange for the consideration to which the holder is entitled, and (iii)  include such other reasonable provisions consistent with the terms hereof as the Exchange Agent may specify. The letter of transmittal (which shall contain no representations or warranties other than as to ownership) shall be prepared by

FNBC prior to the Effective Time and shall be subject to approval by SIBC (which shall not be unreasonably withheld, conditioned or delayed). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as FNBC may reasonably require, the holder of such Certificate will be entitled to receive the cash consideration described in Section 3.01. The Exchange Agent will cancel the Certificates surrendered in accordance with this Section 3.03.
C.    No interest will be paid or will accrue to the holders of the Certificate(s) with respect to the cash consideration to which the holder may be entitled. Notwithstanding anything herein to the contrary, none of FNBC, First NBC Bank, SIBC, or the Exchange Agent will be liable to any former holder of SIBC Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws.
D.    If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FNBC, the posting by such Person of a bond in such reasonable amount as FNBC may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, FNBC will deliver in exchange for the lost, stolen or destroyed Certificate the cash consideration due to such Person under this Agreement.
ARTICLE IV.
THE CLOSING AND EFFECTIVE TIME
Section 4.01    Time and Place of the Closing and Closing Date. On a date to be determined by FNBC and SIBC, which date will be within ten business days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods unless otherwise determined by the parties (the “Closing Date”), a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article IX have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement. The Closing will take place at such time and place as the parties may agree.
Section 4.02    Actions to be Taken at the Closing by FNBC. At the Closing, FNBC will execute and acknowledge (where appropriate) and deliver or cause to be delivered to SIBC, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to SIBC’s obligations to close hereunder):
E.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of FNBC, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of FNBC of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; and (ii) the incumbency and true signatures of those officers of FNBC duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;
F.    A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer or other duly authorized executive officer of FNBC, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 9.03A, Section 9.03B and Section 9.03C have been satisfied;
G.    Evidence reasonably satisfactory to SIBC that all consents and approvals required to be obtained by FNBC to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 6.04 of the Schedules have been obtained and are in full force and effect; and

H.    All other documents required to be delivered to SIBC by FNBC under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by SIBC or its counsel.
Section 4.03    Actions to be Taken at the Closing by SIBC. At the Closing, SIBC will execute and acknowledge (where appropriate) and deliver or cause to be delivered to FNBC, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to FNBC’s obligations to close hereunder):
A.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of SIBC, acting solely in his or her official capacity, certifying (i) the due adoption by the SIBC Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of SIBC of this Agreement and the transactions contemplated by this Agreement; (iii) the Constituent Documents of SIBC; and (iv) the incumbency and true signatures of those officers of SIBC duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;
B.    A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer or other duly authorized executive officer of SIBC, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 9.02A and Section 9.02B have been satisfied;
C.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of SI Bank, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of SI Bank of corporate resolutions attached to such certificate authorizing the Bank Merger and the execution and delivery of the Bank Merger Agreement; (ii) the Constituent Documents of SI Bank; and (iii) the incumbency and true signatures of those officers of SI Bank duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;
D.    Evidence reasonably satisfactory to FNBC that all consents and approvals required to be obtained by each of SIBC and SI Bank to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 5.08 of the Schedules have been obtained and are in full force and effect; and
E.    All other documents required to be delivered to FNBC by or on behalf of SIBC or SI Bank under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by FNBC or its counsel.
Section 4.04    Effective Time. The Merger will become effective on the date and at the time (the “Effective Time”) following the Closing specified in the Certificate of Merger issued by the Louisiana Secretary of State.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SIBC AND SI BANK
Except as specifically set forth in a Section to the Schedules, SIBC makes the following representations and warranties to FNBC as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).
Section 5.01    Organization and Qualification.

I.    SIBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. SIBC is duly registered as a savings and loan holding company under the Home Owners Loan Act of 1933, as amended. SIBC has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. SIBC is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of SIBC, as amended to date, have been delivered to FNBC. SIBC is not in violation of any provision of its Constituent Documents.
J.    SI Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. SI Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated. SI Bank is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. SI Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of SI Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments due and owing required in connection therewith have been paid by SI Bank. SI Bank is a member in good standing of the Federal Home Loan Bank of Dallas and owns the requisite amount of stock therein. True and complete copies of the Constituent Documents of SI Bank, as amended to date, have been delivered to FNBC. SI Bank is not in violation of any provision of its Constituent Documents.
K.    SIBC has no equity interest in any Entity, except SI Bank. All of the issued and outstanding shares of the capital stock of SI Bank are owned by SIBC free and clear of any Lien with respect thereto.
L.    SI Bank has no Subsidiaries and no equity interest in any Entity, except (i) in the ordinary course of business as part of the investment portfolio of SI Bank; (ii) as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity; or (iii) as disclosed in Section 5.01D of the Schedules.
Section 5.02    Capitalization.
F.    The authorized capital stock of SIBC consists of 9,000,000 shares of common stock, $0.01 par value per share, 2,308,019 shares of which are issued and outstanding and 601,481 of which are held as Treasury Shares, and 1,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. The outstanding shares of SIBC Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of SIBC Stock, except under applicable laws and regulations, and no dividends have been declared or paid on SIBC Stock. Except as disclosed in Section 5.02A of the Schedules, (i) none of the capital stock of SIBC is subject to preemptive rights or any other similar rights; (ii) there are no outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of SIBC, (iii) there are no contracts, commitments, understandings or arrangements by which SIBC is or may become bound to issue additional shares of capital stock of SIBC or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of SIBC; (iv) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of SIBC or by which SIBC is bound, other than credit agreements or facilities entered into by SIBC in the ordinary course of its business; (v) there are no outstanding securities or instruments, agreements, commitments, understandings or arrangements of SIBC that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which SIBC is or may become bound to sell, transfer, dispose, repurchase or redeem a security of SIBC; and (vi) there are no shareholder agreements, voting trusts or similar agreements relating to the SIBC Stock to which SIBC is a party or outstanding contractual obligations of SIBC to vote or dispose of any shares of SIBC Stock.
G.    The authorized capital stock of SI Bank consists of 1,000 shares of common stock, $0.01 par value per share, 100 shares of which are issued and outstanding. The outstanding shares of common stock of SI Bank have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of SI Bank, except under applicable laws and regulations, and all dividends declared on the common stock of SI Bank prior to the date of this Agreement have been paid. There are no (i) shares of the capital stock of SI Bank subject to preemptive rights or any other similar rights; (ii) outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of SI Bank, (iii) contracts, commitments, understandings or arrangements by which SI Bank is or may become bound to issue additional shares of capital stock of SI Bank or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of SI Bank; (iv) material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of SI Bank or by which SI Bank is bound, other than credit agreements or facilities entered into by SI Bank in the ordinary course of its business; (v) outstanding securities or instruments, agreements, commitments, understandings or arrangements of SI Bank that contain any redemption or similar provisions, or contracts, commitments, understandings or arrangements by which SI Bank is or may become bound to sell, transfer, dispose, repurchase or redeem a security of SI Bank; or (vi) shareholder agreements, voting trusts or similar agreements relating to the common stock of SI Bank to which SI Bank is a party or outstanding contractual obligations of SI Bank to vote or dispose of any shares of the capital stock of SI Bank.
Section 5.03    Execution and Delivery; No Violation.
A.    SIBC has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. SIBC has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by SIBC to FNBC. Assuming due authorization, execution and delivery by FNBC, this Agreement constitutes the legal, valid and binding obligation of SIBC, enforceable against SIBC in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
B.    Subject to the receipt of any consents and approvals set forth in Section 5.08 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of SIBC or SI Bank; (ii) a violation of any Legal Requirement applicable to SIBC, SI Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of SIBC or SI Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which SIBC or SI Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected, except in the case of clauses (ii) and (iii) of this Section 5.03C, for violations which, individually or in the aggregate, would not result in a Material Adverse Change.
C.    The SIBC Board, by resolution adopted by a unanimous vote of the entire SIBC Board at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement are fair and in the best interests of SIBC and its shareholders; (ii) directed that such matter be submitted to the shareholders of SIBC for consideration at the Shareholder Meeting; and, subject to the exercise of its fiduciary duties and Section 8.07 hereof, (iii) recommended that the shareholders of SIBC approve this Agreement and the transactions contemplated by this Agreement at the Shareholder Meeting.
Section 5.04    Compliance with Laws and Regulatory Filings.
A.    Except as disclosed in Section 5.04A of the Schedules, each of SIBC and SI Bank has complied in all material respects with and is not in material default or violation under the Legal Requirements applicable to it, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, “Banking Laws”). Neither SIBC nor SI Bank has had material incidents of fraud or defalcation involving SIBC, SI Bank or any of their respective officers, directors or Affiliates during the last two years. Each of SIBC and SI Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to SI Bank that are designed to properly monitor transaction activity (including wire transfers).
B.    Since December 31, 2011, each of SIBC and SI Bank has timely filed all reports, registrations, statements and other documents, together with any amendments required to be made thereto, that are required to be filed with the Office of the Comptroller of the Currency (the “OCC”) and the Board of Governors of the Federal Reserve System (the “FRB”), and such reports, registrations and statements as finally amended or corrected, are true and correct, in all material respects, and comply as to form with all Legal Requirements. Except as set forth in Section 5.04B of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examination of SIBC or SI Bank.
C.    Except as set forth in Section 5.04C of the Schedules, since December 31, 2010, neither SIBC nor SI Bank, or to its knowledge, any director, officer, employee, agent or other Person acting on behalf of SIBC or SI Bank has, directly or indirectly, (i) used any funds of SIBC or SI Bank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of SIBC or SI Bank, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of SIBC or SI Bank, (v) made any fraudulent entry on the books or records of SIBC or SI Bank, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for SIBC or SI Bank, to pay for favorable treatment for business secured or to pay for special concessions already obtained for SIBC or SI Bank, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

D.    SI Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 165.4(b)) and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” SI Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.
Section 5.05    SIBC Financial Statements; SIBC SEC Reports.
A.SIBC has furnished to FNBC true and complete copies of the audited consolidated financial statements of SIBC as of and for the years ended December 31, 2013, 2012 and 2011, including balance sheets and the related statements of income, comprehensive income, changes in stockholders’ equity and cash flows (collectively, the “SIBC Audited Statements”), and the unaudited consolidated financial statements of SIBC as of and for the nine months ended September 30, 2014 (collectively, the “SIBC Unaudited Statements” and, together with the SIBC Audited Statements, the “SIBC Financial Statements”). The SIBC Financial Statements were prepared in accordance with the books of account and other financial records of SIBC and SI Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows of SIBC, on a consolidated basis, as of the dates thereof and for the periods covered thereby in accordance with GAAP (except, in the case of the SIBC Unaudited Statements, as permitted by Form 10-Q of the SEC), applied on a basis consistent during the periods involved.
B.SIBC has filed all reports, registration statements, proxy statements and information statements required to be filed by SIBC subsequent to December 31, 2012 under the Securities Act of 1933, as amended (the “Securities Act”), or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the U.S. Securities and Exchange Commission (the “SEC”) (together with all information incorporated therein by reference, the “SIBC SEC Documents”), except for any reports, registration statements, proxy statements or information statements the failure to file which would not result in a Material Adverse Change. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC applicable to such SIBC SEC Documents. None of such documents, as subsequently supplemented or amended prior to the date hereof, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.06    Call Reports. SIBC has furnished FNBC with true and complete copies of the Reports of Condition and Income of SI Bank as of and for the period ended December 31, 2013 and September 30, 2014 (each, a “Call Report”). Each Call Report fairly presents, in all material respects, the financial position of SI Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities.
Section 5.07    Proceedings. Except as set forth in Section 5.07 of the Schedules, there are no Proceedings of a material nature pending or, to the knowledge of SIBC, threatened against SIBC or SI Bank, and neither SIBC nor SI Bank has knowledge of any basis on which any such Proceedings could be brought. Neither SIBC nor SI Bank is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.
Section 5.08    Consents and Approvals. Except for the approval of the Merger by the shareholders of SIBC or as disclosed in Section 5.08 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by SIBC or SI Bank in connection with the execution, delivery or performance of this Agreement or the completion by SIBC or SI Bank of the transactions contemplated by this Agreement.
Section 5.09    Undisclosed Liabilities. Neither SIBC nor SI Bank has incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any SIBC Employee Plan or liabilities for Taxes or assessments or liabilities under any tax sharing agreements between SIBC and SI Bank), that is not reflected in or disclosed in the SIBC Financial Statements or the Call Reports, except those liabilities and expenses incurred in the ordinary course of business since the date of the SIBC Financial Statements or the Call Reports, respectively, or as disclosed in Section 5.09 of the Schedules.
Section 5.10    Title to Assets.
A.    Section 5.10A of the Schedules contains a true, correct and complete list of all immovable property owned or leased by SIBC or SI Bank (the “SIBC Real Property”), including non-residential other real estate, and the owner or lessee thereof, as well as all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such SIBC Real Property is subject. True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, SIBC Real Property, title insurance policies for SIBC Real Property that are owned by SIBC or SI Bank, and all mortgages, deeds of trust or security agreements to which the SIBC Real Property is subject have been furnished or made available to FNBC.
B.    No lease or deed with respect to any SIBC Real Property is subject to any current or potential interests of third parties or other restrictions or limitations that would impair, or be inconsistent with, in any material respect, the use, transferability or value of such SIBC Real Property pertaining to its current primary business purpose.
C.    None of the buildings and structures located on any SIBC Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any SIBC Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change. No condemnation proceeding is pending or, to SIBC’s knowledge, threatened, that could reasonably be expected to preclude or materially impair the use of any SIBC Real Property in the manner in which it is currently being used.
D.    SIBC or SI Bank has good and indefeasible title to, or a valid and enforceable leasehold interest in, all SIBC Real Property, and such interest is free and clear of all Liens, including tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the SIBC Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant SIBC Real Property.
E.    All buildings and other facilities used in the business of SIBC and SI Bank are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.
Section 5.11    Personal Property. Except as set forth in Section 5.11 of the Schedules, each of SIBC and SI Bank has good title to, or a valid leasehold interest in, all movable property, whether corporeal or incorporeal, used in the conduct of its business (the “SIBC Personal Property”), free and clear of all Liens, except statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the SIBC Financial Statements and such other Liens as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant SIBC Personal Property. None of the premises or equipment of SIBC or SI Bank are in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.
Section 5.12    Absence of Certain Changes or Events. Since December 31, 2013, except with respect to the transactions contemplated by this Agreement or as required or permitted by this Agreement, SIBC and SI Bank have carried on their respective businesses in all material respects in the ordinary course and has not, other than as disclosed in Section 5.12 of the Schedules:
A.    Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, would result in a Material Adverse Change;
B.    Mortgaged, pledged or subjected to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent SIBC Financial Statement or Call Report;
C.    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss, which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;
D.    Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
E.    Made, renewed, extended the maturity of, or altered any of the material terms of any Loan to any single borrower and his or her related interests in excess of the principal amount of $500,000; or
F.    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through E. above.
Section 5.13    Certain Leases, Contracts and Agreements.
A.    Except as set forth in Section 5.13A of the Schedules, neither SIBC nor SI Bank is a party to or bound by any of the following (whether written or oral, express or implied) (each, a “Contract”):
(i)    agreement, arrangement, policy or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of SIBC or any of its Subsidiaries, including any such agreement, arrangement, policy or commitment as a result of which any payment will become due and payable as a result of or following the consummation of the transactions contemplated by this Agreement;
(ii)    bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;
(iii)    any material lease or license with respect to any SIBC Personal Property, or any lease with respect to any SIBC Real Property, whether as lessor, lessee, licensor or licensee;
(iv)    contract or commitment for capital expenditures;
(v)    material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;
(vi)    contract or option to purchase or sell any SIBC Real Property or SIBC Personal Property other than any contract for the purchase of personal property in the ordinary course of business;

(vii)    contract, agreement or letter with respect to the management or operations of SIBC or SI Bank with or by any Governmental Authority;
(viii)    note, debenture, agreement, contract or indenture related to the borrowing by SIBC or SI Bank of money other than those entered into in the ordinary course of business;
(ix)    guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;
(x)    agreement with or extension of credit to any executive officer or director of SIBC or SI Bank, any holder of ten percent (10%) or more of the issued and outstanding SIBC Stock, or any affiliate of any such Person;
(xi)    agreement with any executive officer or director of SIBC or SI Bank or holder of ten percent (10%) or more of the issued and outstanding SIBC Stock or any affiliate of such Person, relating to bank owned life insurance;
(xii)    agreement containing covenants that limit the ability of SIBC or SI Bank to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, SIBC or SI Bank (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);
(xiii)    data processing or other electronic banking services agreement or contract that may not be terminated without payment or penalty upon notice of 30 days or less;
(xiv)    agreement, arrangement, policy or understanding obligating SIBC or any of its Subsidiaries to indemnify any director, officer, employee or agent of SIBC or any of its Subsidiaries;
(xv)    agreement, arrangement, or understanding, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(xvi)    agreement by which SIBC or SI Bank may become obligated to invest in or contribute capital to any Person; or
(xvii)    contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.
B.    Each Contract is (i) legal, valid and binding on SIBC or SI Bank, as applicable, and to its knowledge, the other parties thereto, (ii) in full force and effect, and (iii) enforceable against SIBC or SI Bank, as applicable, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception. Each of SIBC and SI Bank, as applicable (and to its knowledge, each other party thereto), has performed in all material respects all obligations required to be performed by it to date under each Contract. To the knowledge of SIBC or SI Bank, as applicable, no party to any such Contract is in breach, violation or default of such Contract, and there are no allegations or assertions of such by any party under such Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a breach, violation or default by any party to any such Contract. A true and complete copy of each Contract has been delivered or made available to FNBC.
Section 5.14    Taxes and Tax Returns.

A.    Subject to applicable extension periods, each of SIBC and SI Bank has filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either SIBC or SI Bank is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by SIBC or SI Bank and any affiliated, consolidated, combined or unitary group of which either SIBC or SI Bank is or was a member (whether or not shown on any Tax Return) have been paid. Neither SIBC nor SI Bank is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where SIBC or SI Bank does not file Tax Returns that SIBC or SI Bank is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of SIBC or SI Bank that arose in connection with any failure (or alleged failure) of SIBC or SI Bank to pay any Tax, other than Liens for Taxes not yet due and payable or for Taxes that SIBC or SI Bank is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP.
B.    Except as set forth in Section 5.14B of the Schedules, SIBC and SI Bank have collected or withheld and duly paid to the appropriate Governmental Authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, except for any failures to do so which, in the aggregate, would not result in a Material Adverse Change.
C.    There is no Proceeding concerning any Tax liability of SIBC or SI Bank either claimed or raised by any Governmental Authority in writing or as to which SIBC or SI Bank has knowledge based upon contact with any agent of such Governmental Authority. SIBC has made available to FNBC correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by SIBC and SI Bank with respect to all taxable periods that are still open under the applicable statute of limitations.
D.    Neither SIBC nor SI Bank has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
E.    SIBC has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in Code section 897(c)(1)(A)(ii). If SIBC or SI Bank has participated in a reportable or listed transaction as defined under section 6011 or 6111 of the Code and Treasury Regulation section 1.6011-4, such Entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Except as set forth in Section 5.14E of the Schedules, neither SIBC nor SI Bank (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which SIBC is the common parent) or (iii) has any liability for the Taxes of any Person (other than SIBC and SI Bank) under Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
F.    Neither SIBC nor SI Bank has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of section 6662 of the Code.
G.    None of SIBC or SI Bank will be required to include any item of income in, nor will SIBC or SI Bank be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
H.    Neither SIBC nor SI Bank has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock under section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
I.    The unpaid Taxes of SIBC and SI Bank (i) did not, as of December 31, 2013, exceed the current liability accruals for Tax liabilities (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the SIBC Financial Statements as of such date and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for any deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SIBC and SI Bank in filing its Tax Returns.
Section 5.15    Insurance.
A.    SIBC and each of its Subsidiaries are insured for reasonable amounts with reputable insurance companies against such risks as management reasonably has determined to be prudent for companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Section 5.15A of the Schedules contains a true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance) owned or held by or on behalf of SIBC or SI Bank (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder.
B.    All policies listed in Section 5.15A of the Schedules (i) are usual and customary as to amount and scope for the business conducted by SIBC and SI Bank in respect of amounts, types and risks insured, (ii) are sufficient for compliance by SIBC and SI Bank with all Legal Requirements and all agreements to which SIBC or SI Bank is a party, (iii) are valid, outstanding and enforceable according to their terms, except as enforceability may be limited by the Bankruptcy Exception, (iv) will not in any material respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (v) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither SIBC nor SI Bank is in default under any such policy or bond, and all material claims thereunder have been filed. Neither SIBC nor SI Bank has been denied or had revoked or rescinded any policy of insurance since December 31, 2009. Except as set forth in Section 5.15B of the Schedules, there have been no claims under any fidelity bonds or directors’ and officers’ liability policies of SIBC or SI Bank within the last three years, and neither SIBC nor SI Bank has knowledge of any facts that would form the basis of a claim under such policies or bonds.
Section 5.16    No Material Adverse Change. Since December 31, 2013, there has not been any Material Adverse Change with respect to SIBC, and no event or condition has occurred that has resulted in, or, to the knowledge of SIBC or SI Bank, is reasonably likely to result in a Material Adverse Change of SIBC.
Section 5.17    Proprietary Rights. Each of SIBC and SI Bank owns, possesses, licenses or has other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, brand names, trade names, copyrights, designs, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”), free and clear of all Liens and third party rights, necessary for the conduct of their respective businesses as currently conducted. Except where such violations, misappropriations, infringements or unauthorized use would not be material to SIBC or SI Bank, (i) there are no rights of third parties to any such Intellectual Property; (ii) there is no infringement, misappropriation or unauthorized use by third parties of any such Intellectual Property; (iii) there is no pending or threatened Proceeding by any Person challenging its rights in or to any such Intellectual Property; (iv) there is no pending or threatened Proceeding by any Person challenging the validity or scope of any such Intellectual Property; and (v) there is no pending or threatened Proceeding by any Person that SIBC or SI Bank infringes, misappropriates or otherwise violates any Intellectual Property of any other Person. Each of SIBC and SI Bank complies in all material respects with all Legal Requirements with respect to the protection of personal privacy, personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder.
Section 5.18    Investments. Section 5.18 of the Schedules sets forth a true, correct and complete list, as of September 30, 2014, of all securities, including municipal bonds, owned by SIBC or SI Bank. Except as set forth in Section 5.18 of the Schedules, all such securities are owned by SIBC or SI Bank of record, except those held in bearer form, and free and clear of all Liens. Section 5.18 of the Schedules also discloses any investment in which the ownership interest of SIBC, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities listed in Section 5.18 of the Schedules to which SIBC or SI Bank is a party.
Section 5.19    Loan Portfolio and Reserve for Loan Losses.
A.    All evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”) of SIBC or SI Bank, were solicited, originated and currently exist in compliance in all material respects with all Legal Requirements. Except as set forth in Section 5.19A of the Schedules, all Loans that are reflected as assets of SIBC or SI Bank (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (iii) to the extent secured, have been secured by valid Liens and security interests that have been perfected; (iv) are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against SIBC or SI Bank or the present holder thereof; and (v) are enforceable in accordance with their respective terms, except as enforceability may be limited by the Bankruptcy Exception. Neither SIBC nor SI Bank has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. The credit files of each of SIBC and SI Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to it that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio (including Loans that will be outstanding if it advances funds it is obligated to advance).
B.    Except as set forth in Section 5.19B of the Schedules, neither SIBC nor SI Bank is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other material provision; (ii) loan agreement, note or borrowing arrangement that has been or, in the exercise of reasonable diligence by SIBC or SI Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of SIBC or SI Bank, or any 10% or more shareholder of SIBC, or any Person controlling, controlled by or under common control with any of the foregoing; (iv) loan agreement, note or borrowing arrangement in material violation of any Legal Requirement applicable to SIBC or SI Bank; or (v) loan that is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards Codification (ASC) Subtopic 310-40.
C.    Section 5.19C of the Schedules contains the “watch list” of loans of SI Bank as of a date not earlier than September 30, 2014. To the knowledge of SIBC, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on SIBC’s or SI Bank’s ordinary course of business and safe and sound banking principles.
D.    The allowance for loan losses and the carrying value of SIBC’s other real estate shown on the SIBC Financial Statements and the Call Reports were, as of the date of such SIBC Financial Statement or Call Report, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations.
Section 5.20    Employee Relationships.
A.    Each of SIBC and SI Bank is in compliance in all material respects with all Legal Requirements relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, and wages and hours. Neither SIBC nor SI Bank is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to employees or employment practices. No key employee has given notice to SIBC of his or her intent to terminate his or her employment or service relationship with SIBC. Each of SIBC and SI Bank is in material compliance with all Legal Requirements concerning the classification of employees and independent contractors and has properly classified all such individuals for purposes of participation in the SIBC Employee Plans. No strike, grievance, or labor dispute exists or, to the knowledge of SIBC or SI Bank, is threatened with respect to any of the employees of SIBC or SI Bank. Neither SIBC nor SI Bank is a party to any collective bargaining agreement or employs any member of a union that relates to such employee’s relationship with SIBC or SI Bank, and, to its knowledge, there is no activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To the knowledge of SIBC and SI Bank, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, and the continued employment of each such executive officer does not subject SIBC or SI Bank to any material liability with respect to any of the foregoing matters.
B.    All accrued material obligations and liabilities of and all payments by SIBC and SI Bank, and all SIBC Employee Plans, whether arising by Legal Requirement, by contract or by past custom, for payments to trusts or other funds, to any Government Authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or Representatives) have been and are being paid to the extent required by Legal Requirement or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by SIBC or SI Bank, as applicable, according to GAAP applied on a consistent basis and actuarial methods with respect to: (i) withholding taxes, unemployment compensation or social security benefits; (ii) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (iii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (iv) all executive and other incentive compensation plans, programs, or agreements; (v) all group insurance and health contracts, policies and plans; and (vi) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by SIBC or SI Bank, as applicable, for its current or former directors, officers, employees and agents. All material obligations and liabilities of SIBC and SI Bank for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or under any SIBC Employee Plan, have been and are being paid to the extent required by Legal Requirement or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by SIBC according to GAAP applied on a consistent basis. All accruals and reserves referred to in this Section are, in all material respects, correctly and accurately reflected and accounted for in all material respects in the SIBC Financial Statements and the books, statements and records of SIBC and SI Bank.
Section 5.21    Environmental Laws. SIBC and SI Bank and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws and permits thereunder. Neither SIBC nor SI Bank has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and neither is subject to any Lien under any Environmental Laws. No SIBC Real Property and no real property currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by SIBC or SI Bank or, to the knowledge of SIBC or SI Bank, owned, operated or leased by SIBC or SI Bank within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To SIBC’s knowledge, (a) all SIBC Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by SIBC or SI Bank and no underground storage tanks have been closed or removed from any properties owned or operated by SIBC or SI Bank. SIBC has made available to FNBC all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to SIBC Real Property, any immovable property formerly owned or operated by SIBC or SI Bank or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of SIBC or SI Bank.
Section 5.22    Regulatory Compliance.
A.    Except as disclosed in Section 5.23A of the Schedules, neither SIBC nor SI Bank is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has SIBC or SI Bank been notified by any Governmental Authority that it is considering initiating any such item. Each of SIBC and SI Bank is in compliance in all material respects with each such item to which it is party or subject, and neither SIBC nor SI Bank has received any notice from any Governmental Authority indicating that it is not in compliance in all material respects with any such item.
B.    Neither SIBC nor SI Bank knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement.
Section 5.23    Accounting Controls.
A.    The records, systems, controls, data and information of SIBC and SI Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SIBC or SI Bank or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on SIBC. SIBC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to SIBC, including SI Bank, is made known to the chief executive officer and the chief financial officer of SIBC by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to SIBC’s auditors and the audit committee of the board of directors of SIBC (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SIBC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SIBC’s internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). These disclosures were made in writing by management to SIBC’s auditors and audit committee and a copy has previously been made available to FNBC. As of the date hereof, there is no reason to believe that SIBC’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
B.    Since December 31, 2010, (i) through the date hereof, neither SIBC nor SI Bank has received or otherwise had or obtained actual knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SIBC or SI Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SIBC or SI Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SIBC or SI Bank, whether or not employed by SIBC or SI Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SIBC or any of its officers, directors, employees or agents to the board of directors of SIBC or any committee thereof or to any director or officer of SIBC.
Section 5.24    Books and Records. The minute books, stock certificate books and stock transfer ledgers of each of SIBC and SI Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of SIBC or SI Bank that properly should have been set forth therein and that have not been accurately so set forth. The minute books of each of SIBC and SI Bank have been made available for inspection by FNBC.
Section 5.25    Trust Business. Neither SIBC nor SI Bank has been appointed or acted in a fiduciary or representative capacity in respect of any trust, executorship, administration, guardianship, conservatorship, or other fiduciary representative capacity. Neither SIBC nor SI Bank administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.
Section 5.26    Guaranties. Except for items in the process of collection in the ordinary course of SI Bank’s business, no obligation or liability of SIBC or SI Bank is guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all Legal Requirements, has SIBC or SI Bank guaranteed any obligation or liability of any other Person.
Section 5.27    Employee Benefit Plans.
A.    Section 5.28A of the Schedules lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of SIBC or any of its ERISA Affiliates that are sponsored or maintained by SIBC or any of its ERISA Affiliates or to which SIBC or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of SIBC or any of its ERISA Affiliates or with respect to which SIBC or any of its ERISA Affiliates has any liability, including any employee welfare benefit plan within the meaning of section 3(1) of ERISA, any employee pension benefit plan within the meaning of section 3(2) of ERISA or any employment agreement or collective bargaining, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (each of the foregoing, an “SIBC Employee Plan”). There is no pending or, to the knowledge of SIBC or SI Bank, threatened Proceeding relating to any SIBC Employee Plan. All of the SIBC Employee Plans comply and have been administered in all material respects with their terms and all Legal Requirements. There has occurred no “prohibited transaction” (as defined in section 406 of ERISA or section 4975 of the Code) with respect to any SIBC Employee Plan that is likely to result in the imposition of any penalties or Taxes upon SIBC or SI Bank under section 502(i) of ERISA or section 4975 of the Code. All contributions, premiums or other payments required under the terms of all SIBC Employee Plans and all Legal Requirements have been made by the due date thereof.
B.    Except as set forth in Section 5.27B of the Schedules, neither SIBC nor SI Bank has any liabilities for post-retirement or post-employment welfare benefits under any SIBC Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each SIBC Employee Plan that is intended to be a “qualified plan” within the meaning of section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such SIBC Employee Plan. SIBC has provided or made available copies of (i) each SIBC Employee Plan, (ii) the most recent summary plan descriptions of each SIBC Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any SIBC Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each SIBC Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, (v) the most recent determination letter issued by the IRS with respect to each SIBC Employee Plan that is intended to qualify under section 401 of the Code to the extent such letter has been obtained, (vi) the most recent available financial statements for each SIBC Employee Plan, and (vii) the most recent audited financial statements for each SIBC Employee Plan for which audited statements are required by ERISA.
C.    Neither SIBC nor any ERISA Affiliate of SIBC has any liability with respect to, or has, at any time during the last six years, contributed to or been obligated to contribute to any “multiple employer plan” or “multi employer plan” within the meaning of ERISA. Neither SIBC nor any ERISA Affiliate of SIBC has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither SIBC nor any ERISA Affiliate of SIBC sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and neither SIBC nor any ERISA Affiliate of SIBC has, at any time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.
D.    There does not now exist, nor, to the knowledge of SIBC or SI Bank, do any circumstances exist that could result in, any Controlled Group Liability of SIBC or SI Bank now or following the Closing.
E.    Except as set forth in Section 5.28E of the Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of SIBC or SI Bank to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, or (iii) give rise to the payment by SIBC or SI Bank of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.
F.    Except as set forth in Section 5.28F of the Schedules, there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of SIBC or any ERISA Affiliate of SIBC.
G.    Except as set forth in Section 5.28G of the Schedules, (i) no SIBC Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA section 407(d)) and (ii) each SIBC Employee Plan may be amended or terminated at any time by SIBC or SI Bank subject to compliance with (i) the terms of such plan or agreement and (ii) regulations promulgated under the Code, ERISA, and the regulations of the PBGC and without SIBC or SI Bank making any additional contributions to such SIBC Employee Plan.
H.    Each SIBC Employee Plan that is a nonqualified deferred compensation plan subject to section 409A of the Code has been operated in compliance with section 409A of the Code since the later of January 1, 2005 or the date of its adoption.
Section 5.28    Deposits. No deposit of SI Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or, to the knowledge of SIBC, is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 5.29    Derivative Contracts. Neither SIBC nor SI Bank is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the SIBC Financial Statements that is a financial derivative contract (including various combinations thereof).
Section 5.30    [Reserved]
Section 5.31    Brokers. Except for Sterne, Agee & Leach, Inc. (“Sterne Agee”), no broker, finder or investment banker will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon SIBC or SI Bank for any commission, fee or other compensation under any agreement, arrangement or understanding entered into by or on behalf of SIBC or SI Bank.
Section 5.32    Application of Takeover Protections; Rights Agreements. Except as set forth in Section 5.32 of the Schedules, SIBC has not adopted any stockholder rights plan or similar agreement, arrangement or understanding relating to accumulations of beneficial ownership of SIBC Stock or a change in control of SIBC. SIBC and its board of directors have taken all action necessary to render inapplicable any control share acquisition, business combination, fair price, moratorium, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under applicable Legal Requirement, the Constituent Documents of SIBC, or any agreement, arrangement or understanding with any of SIBC’s shareholders or any other Person that is or could become applicable to FNBC as a direct consequence of the transactions contemplated by this Agreement.
Section 5.33    Repurchase Agreements. With respect to all agreements under which SIBC or SI Bank have purchased securities subject to an agreement to resell, if any, SIBC or SI Bank, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or collateral securing the repurchase agreement, and the value of the collateral equals or exceeds the amount of the debt secured thereby.
Section 5.34    Mortgage Banking Business. Since December 31, 2004, neither SIBC nor SI Bank has sold to any Person any single-family residential mortgage loan originated by it.
Section 5.35    Fairness Opinion. SIBC has received an opinion from Sterne Agee to the effect that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration to be received by the shareholders of SIBC under this Agreement is fair to such shareholders from a financial point of view, and Sterne Agee has consented to the inclusion of its written opinion to that effect the Proxy Statement. Such opinion has not been amended or rescinded as of the date of this Agreement.
Section 5.36    No Other Representations or Warranties. Except as and to the limited extent expressly set forth in this Article V, none of SIBC, SI Bank, their respective representatives or any other person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to SIBC or SI Bank or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement, the Merger or the transactions contemplated hereby, or in respect of any other matter whatsoever.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF FNBC
Except as specifically set forth in a Section to the Schedules, FNBC makes the following representations and warranties to SIBC as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).
Section 6.01    Organization and Qualification.

H.    FNBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. FNBC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. FNBC has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. FNBC is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of FNBC, as amended to date, have been delivered or made available to SIBC. FNBC is not in violation of any provision of its Constituent Documents.
I.    Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Newco has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. Newco is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of Newco have been delivered or made available to SIBC. Newco is not in violation of any provision of its Constituent Documents.
Section 6.02    Execution and Delivery; No Violation.
D.    Each of FNBC and Newco has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory approvals, to perform its obligations under this Agreement. Each of FNBC and Newco has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by FNBC and Newco to SIBC. Assuming due authorization, execution and delivery by SIBC, this Agreement constitutes the legal, valid and binding obligations of FNBC and Newco, enforceable against each in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
E.    Subject to the receipt of any consents and approvals set forth in Section 6.04 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of FNBC or Newco; (ii) a violation of any Legal Requirement applicable to FNBC or Newco or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of FNBC or Newco under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which FNBC or Newco is a party, or by which it or any of its properties, assets or business activities may be bound or affected.
Section 6.03    Proceedings. Except as set forth in Section 6.03 of the Schedules, there are no Proceedings pending or, to the knowledge of FNBC, threatened against FNBC or any of its Subsidiaries, and FNBC has no knowledge of any basis on which any such Proceedings could be brought, that, individually or in the aggregate, is reasonably likely to prevent or delay FNBC or Newco in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or adversely affects or challenges the legality, validity or enforceability of this Agreement or the transactions contemplated hereby. Neither FNBC nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

Section 6.04    Consents and Approvals. Except as disclosed in Section 6.04 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by FNBC, Newco or First NBC Bank in connection with the execution, delivery or performance of this Agreement or the completion by FNBC or Newco of the transactions contemplated by this Agreement.
Section 6.05    Regulatory Compliance.
A.FNBC knows of no fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does FNBC have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals.
B.First NBC Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 165.4(b)), and will continue to be “well capitalized” upon consummation of the Merger and the Bank Merger. First NBC Bank is “well managed” (as that term is defined is 12 C.F.R. Section 362.17), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” First NBC Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.
Section 6.06    FNBC Financial Statements. FNBC has furnished or made available to SIBC true and complete copies of the audited consolidated financial statements of FNBC as of and for the years ended December 31, 2013, 2012 and 2011, including balance sheets and the related statements of income, comprehensive income, stockholders’ equity and cash flows (collectively, the “FNBC Audited Statements”), and the unaudited consolidated financial statements of FNBC as of and for the nine months ended September 30, 2014 (collectively, the “FNBC Unaudited Statements” and, together with the FNBC Audited Statements, the “FNBC Financial Statements”). The FNBC Audited Statements and, subject to the absence of footnotes and normal year-end adjustments consistent with past practice that are immaterial in amount and substance, the FNBC Unaudited Statements, were prepared in accordance with the books of account and other financial records of FNBC and First NBC Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows of FNBC, on a consolidated basis, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved.
Section 6.01    No Material Adverse Change. Since December 31, 2013, there has not been any Material Adverse Change with respect to FNBC, and no event or condition has occurred that has resulted in, or, to the knowledge of FNBC or First NBC Bank, is reasonably likely to result in the foreseeable future in a Material Adverse Change of FNBC.
Section 6.02    Ability to Pay Merger Consideration. FNBC will have available to it as of the business day prior to the Closing Date, funds sufficient to establish the Exchange Fund and pay all amounts required of it under this Agreement and to effect the transactions contemplated hereby.
Section 6.03    No Other Representations or Warranties. Except as and to the limited extent expressly set forth in this Article VI, none of FNBC, its representatives or any other person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to FNBC or any of its Subsidiaries or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement, the Merger or the transactions contemplated hereby, or in respect of any other matter whatsoever.
ARTICLE VII.
CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01    Forbearances. Except as expressly contemplated by this Agreement or required by Legal Requirement, without the prior written consent of FNBC (which consent shall not be unreasonably withheld, conditioned or delayed), SIBC will not (and will cause SI Bank not to):
F.    Banking Operations. Enter into any new material line of business or change its lending, investment, underwriting, risk and asset liability management and other material banking and operating policies in any material respect;
G.    Banking Offices. Open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;
H.    Capital Stock. Issue, sell or otherwise permit to become outstanding (except upon the exercise of SIBC Options which are outstanding as of the date hereof), or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock or permit new shares of its stock to become subject to new grants;
I.    Stock Awards. Issue, grant or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of SIBC or any of its Subsidiaries, or any securities convertible its shares of such stock (other than acceleration of outstanding SIBC Options and restricted stock awards upon the Effective Time of the Merger in accordance with their terms);
J.    Dividends, Distributions and Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);
K.    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to SIBC and SI Bank, taken as a whole;
L.    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;
M.    Continuing Contracts. Enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 5.13A of the Schedules, unless the agreement is to be performed in full prior to the Closing, except that employee welfare benefit plans which provide insurance benefits may be renewed in the ordinary course of business consistent with past practice.
N.    Constituent Documents. Amend its Constituent Documents or those of its Subsidiaries;
O.    Accounting Methods. Implement or adopt any change in its accounting principles or policies, other than as may be required by GAAP;

P.    Adverse Actions. Knowingly take or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article IX not being satisfied;
Q.    Indebtedness. Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;
R.    Employee Arrangements. Except as set forth in Section 7.01M of the Schedules and except for pay increases in the ordinary course of business consistent with past practices to non-executive officer employees, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit‑sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or Employee Benefit Plan or agreement maintained by it for the benefit of its directors, employees or former employees, in each case except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law;
S.    Proceedings. Settle any Proceeding involving the payment by it of monetary damages in excess of $50,000 in the aggregate or imposing a material restriction on the operations of SIBC, FNBC or any of their respective Subsidiaries;
T.    Liens. Mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;
U.    Asset Dispositions. Sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities or sales of loans in the ordinary course of business consistent with past practices) or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $50,000;
V.    Capital Expenditures. Make any capital expenditures or capital additions or betterments in excess of an aggregate of $100,000;
W.    New Employees. Hire or employ any new officer or hire or employ any Person for any newly created position;
X.    Books and Records. Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
Y.    Accounting. Materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any early adoption date) or any Governmental Authority;
Z.    Investment Securities. Sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AAA rating by at least one nationally recognized ratings agency;

AA.    Material Loans. Make, commit to make, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of $1.0 million, or such higher amount as may be mutually agreeable to the parties, but FNBC will be deemed to have given its consent under this Section 7.01V unless FNBC objects to such transaction no later than three Business Days after actual receipt by FNBC of all information relating to the making, renewal or alteration of that Loan;
BB.    Problem Loans. Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any Loan to a borrower or to a known related interest of a borrower who is classified as “substandard” by SI Bank;
CC.    Immovable Property. Enter into any acquisitions or leases of immovable property, including new leases and lease extensions; or
DD.    Commitments. Enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.
Section 7.02    Affirmative Covenants. Except with the prior written consent of FNBC, SIBC will (and will cause SI Bank to) use its reasonable best efforts to:
E.    Ordinary Course. Conduct its business in the ordinary and usual course and use reasonable best efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;
F.    Lending. Extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;
G.    Existing Agreements. Obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;
H.    Compliance with Laws. Comply in all material respects with all Legal Requirements, the noncompliance with which could be expected to result in a Material Adverse Change on such party;
I.    Taxes. Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except as set forth in Section 7.02E of the Schedules and except those being contested in good faith by appropriate Proceedings;
J.    Withholding. Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Authorities;
K.    Existing Obligations. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;
L.    Accounting. Account for all transactions and prepare all SIBC Financial Statements and Call Reports in accordance with GAAP;
M.    Insurance. Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

N.    Regulatory Matters. Timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate Proceedings.
ARTICLE VIII.
COVENANTS
Section 8.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, and each party will cooperate fully with, and furnish information to, the other party to that end.
Section 8.02    Litigation and Claims. Each party will promptly notify the other party in writing of any Proceeding pending or, to the knowledge of such party, threatened against any party or its Subsidiaries that questions or might question the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 8.03    Corporate Approvals.
A.    SIBC will, in accordance with its Constituent Documents and any Legal Requirements, (i) take all steps necessary in a manner consistent with Section 8.03B to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be, in the parties’ reasonable judgment, necessary or desirable (“Shareholder Meeting”), (ii) subject to Section 8.07, recommend to its shareholders the approval of this Agreement and the transactions contemplated by this Agreement (the “SIBC Board Recommendation”) and oppose any third party proposal or other action that is inconsistent with this Agreement and the consummation of the transactions contemplated by this Agreement, and (iii) cooperate and consult with FNBC with respect to each of the foregoing matters. Except with the prior approval of FNBC, no other matters will be submitted for approval of the shareholders of SIBC at the Shareholder Meeting.
B.    As promptly as reasonably practicable following the date of this Agreement, SIBC will prepare a proxy statement and any other proxy solicitation materials, in each case satisfying all Legal Requirements, including but not limited to, Regulation 14A under the Exchange Act, to be submitted to the shareholders of SIBC and filed with the SEC in connection with the Shareholder Meeting (the “Proxy Statement”). Each party will reasonably cooperate, and cause its Subsidiaries to reasonably cooperate, with the other party, its counsel and its accountants, in the preparation of the Proxy Statement and any supplements or amendments thereto. SIBC will provide FNBC and its counsel the opportunity to review and comment on the Proxy Statement prior to its being printed and filed with the SEC and will give FNBC and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement prior to their being printed and filed with the SEC. Subject to FNBC’s obligations to provide reasonable cooperation, SIBC agrees to use its reasonable efforts to cause the Proxy Statement and all required amendments and supplements to the Proxy Statement to be filed with the SEC, and to be mailed to the shareholders of SIBC entitled to vote to the Shareholder Meeting, at the earliest practicable time. SIBC will provide FNBC with a copy of all such filings made with the SEC and, as promptly as reasonably practicable after receipt thereof, provide FNBC with all written comments and advise FNBC of all oral comments received from the staff of the SEC with respect to the Proxy Statement.
C.    Each party will promptly notify the other party if at any time it becomes aware that the Proxy Statement contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In such event, FNBC will cooperate in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission, and SIBC will mail an amended Proxy Statement to its shareholders.

D.    SIBC will use its commercially reasonable best efforts to cause the Shareholder Meeting to be convened and held on the scheduled date and obtain Shareholder Approval and, subject to Section 8.07, include in the Proxy Statement and at all other times the SIBC Board Recommendation. SIBC will adjourn or postpone the Shareholder Meeting for a period not exceeding 30 days from the originally scheduled date for such meeting if there are insufficient shares of SIBC Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting SIBC has not received proxies representing a sufficient number of shares necessary to obtain the Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Shareholder Meeting will be convened and this Agreement will be submitted to the shareholders of SIBC at the Shareholder Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.
Section 8.04    Consents and Approvals. FNBC will use its commercially reasonable efforts, and SIBC will (and will cause SI Bank to) reasonably cooperate with FNBC at FNBC’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 6.04 of the Schedules. SIBC will use its commercially reasonable efforts, and FNBC will reasonably cooperate with SIBC at SIBC’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 5.08 of the Schedules.
Section 8.05    Public Disclosure. No party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated by this Agreement without first consulting with the other party, nor will any party issue any such communication or make such public statement without the consent of the other party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement.
Section 8.06    Access; Information.
A.    Except as prohibited by any Legal Requirement, upon reasonable notice from FNBC, SIBC will (and will cause SI Bank to): (i) afford FNBC and its Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records during normal business hours so that FNBC may have the opportunity to continue to make such reasonable investigation as it will desire to make of the affairs of SIBC and SI Bank and to conduct any environmental investigations as provided in Section 8.14, and (ii) furnish FNBC with such additional financial and operating data and other information as to its business and properties as FNBC may, from time to time, reasonably request. Neither SIBC nor SI Bank will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.
B.    FNBC agrees that it will hold any information provided under Section 8.06A that is nonpublic and confidential to the extent required by, and in accordance with, the confidentiality provisions of that certain Confidentiality Agreement, dated September 10, 2014 (and executed as of September 11, 2014 by FNBC), by and between FNBC and Sterne Agee as representative for SIBC (the “Confidentiality Agreement”).
C.    No access by FNBC to, or investigation by FNBC of the business and affairs of, SIBC or SI Bank under this Section 8.06 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of SIBC in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to FNBC’s obligation to consummate the transactions contemplated by this Agreement, or any remedies available to FNBC under this Agreement.

Section 8.07    Acquisition Proposals.
F.    Except as expressly permitted by Section 8.07B, SIBC will not, and will cause its Subsidiaries and Representatives not to, directly or indirectly take any action to (i) solicit, initiate, encourage or otherwise facilitate any inquiries or proposals with respect to, (ii) provide any nonpublic information concerning its or its Subsidiaries’ business, property or assets to, or have any discussions with, any Person related to, or (iii) engage in any discussions or negotiations concerning, any Acquisition Proposal or any proposal which could reasonably be expected to lead to an Acquisition Proposal; provided, however, that none of the foregoing will prohibit SIBC or its Subsidiaries or Representatives from informing any Person of the restrictions set forth in this Section 8.07A or from contacting any Person or its Representatives who has made, after the date of this Agreement, an Acquisition Proposal solely to request the clarification of the terms and conditions of that Acquisition Proposal for the purpose of determining whether it constitutes or is reasonably likely to result in a Superior Proposal.
G.    Notwithstanding anything to the contrary in Section 8.07A, if SIBC and its Subsidiaries and Representatives have complied with Section 8.07A and SIBC or its Subsidiaries or Representatives receives an unsolicited bona fide Acquisition Proposal before the shareholders of SIBC have voted on the Merger that the SIBC Board (i) determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal, if accepted, (ii) determines in its good faith judgment (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to violate its fiduciary duties under any Legal Requirement, and (iii) obtains from such Person an executed confidentiality agreement on terms no less favorable to SIBC than the Confidentiality Agreement, then SIBC and its Representatives may furnish information to and enter into discussions and negotiations with such other Person.
H.    SIBC will notify FNBC in writing immediately (within 48 hours) after receipt of any Acquisition Proposal and provide reasonable detail as to the identity of the Person making the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal. In addition, SIBC will keep FNBC informed of any related material developments, discussions or negotiations on a reasonably current basis. SIBC represents that as of the date of this Agreement, it is not engaged in any existing activities, discussions or negotiations with any Person that relates to any Acquisition Proposal, other the transactions contemplated by this Agreement, and has ceased all such prior activities.
I.    In the event that the SIBC Board determines in good faith, after consultation with its financial advisor and upon advice of outside legal counsel, that it desires to accept a Superior Proposal, it will notify FNBC in writing of its intent to terminate this Agreement under Section 10.01H in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. That notice will specify all of the material terms and conditions of the Superior Proposal. FNBC will have a period of three Business Days to evaluate and respond to SIBC’s notice. If FNBC notifies SIBC in writing prior to the expiration of the three Business Day period that it will increase the Merger Consideration to an amount at least equal to that of the Superior Proposal, then SIBC will not be permitted to enter into an acquisition agreement with respect to, or make any Change in Recommendation. If the SIBC Board determines, in good faith, upon the advice of its financial advisor and outside legal counsel, that the revised FNBC offer is not at least equal to the Superior Proposal, SIBC will terminate this Agreement as provided in Section 10.01H.
J.    Nothing in this Agreement will prohibit SIBC or the SIBC Board from making any communication or disclosure to the shareholders of SIBC that the SIBC Board determines, after consultation with outside counsel, is required under any Legal Requirement.
Section 8.08    Regulatory Applications.
A.    SIBC will (and will cause SI Bank to) promptly furnish to FNBC all information, data and documents concerning SIBC and SI Bank, including financial statements, required to be included in any application or statement to be made by FNBC to, or filed by FNBC with, any Governmental

Authority in connection with the transactions contemplated by this Agreement, or in connection with any other transactions while this Agreement is pending, and SIBC represents and warrants that all information so furnished for such statements and applications will be true and correct in all material respects.
B.    SIBC will (and will cause SI Bank to) cooperate with FNBC and First NBC Bank to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), and FNBC and First NBC Bank will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. SIBC will have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Authority (other than with regard to information reasonably considered confidential by FNBC). In addition, FNBC will furnish to SIBC a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority (other than any part of such filings reasonably considered confidential by FNBC). FNBC will keep SIBC apprised of the status of the Requisite Regulatory Approvals and will promptly provide SIBC with all correspondence related to the Requisite Regulatory Approvals.
Section 8.09    Indemnification; Liability Insurance.
G.    FNBC shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of SIBC or SI Bank (the “Indemnified Parties”) against all losses, claims damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FNBC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of SIBC or SI Bank if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by SIBC under Louisiana law and under SIBC’s Constituent Documents. FNBC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by SIBC under Louisiana law and under SIBC’s Constituent Documents upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth herein.
H.    The rights to indemnification granted by this Section 8.09 are subject to the limitation that amounts otherwise required to be paid by FNBC to any Indemnified Party under this Section 8.09 will be reduced by any amounts that such Indemnified Party recovers from any third party, including any insurance company.
I.    If FNBC or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other Entity and is not the resulting, continuing or surviving corporation or Entity of such reorganization, consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations of FNBC set forth in this Agreement.
J.    Any Indemnified Party wishing to claim indemnification under Section 8.09A, upon learning of any matter for which indemnification may be claimed under this Section 8.09, must promptly notify FNBC, but the failure to so notify will not affect the obligations of FNBC under Section 8.09A, except to the extent that FNBC is actually prejudiced as a consequence of such failure to so notify. With respect to any such Proceeding, (i) FNBC will have the right to assume the defense thereof and FNBC will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if FNBC elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues that raise conflicts of interest between FNBC and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to FNBC, and FNBC will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction); (ii) the Indemnified Party will cooperate in the defense of any such matter; (iii) FNBC will not be liable for any settlement effected without its prior written consent; and (iv) FNBC will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated by this Agreement is prohibited by applicable law.
K.    The provisions of this Section 8.09 are intended to be for the benefit of, and are enforceable by, each Indemnified Party and his successors and representatives.
L.    FNBC or SIBC will purchase for a period of not less than six years after the Effective Time, past acts and extended reporting period insurance coverage under SIBC’s (i) current directors’ and officers’ insurance policy (or comparable coverage) for each of the directors and officers of SIBC and SI Bank currently covered under comparable policies held by SIBC or SI Bank, (ii) employment practices liability insurance policy, (iii) current financial institutions bond (or comparable coverage) and (iv) bankers professional liability, errors and omissions and fiduciary liability insurance policies.
Section 8.10    Notification of Certain Matters.
C.    FNBC will promptly notify SIBC in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by FNBC in, or any information disclosed on the Schedules provided to SIBC by FNBC under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of FNBC contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by SIBC under this Section 8.10A will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of FNBC in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to SIBC’s obligation to consummate the Merger or any remedies available to SIBC under this Agreement.
D.    SIBC will promptly notify FNBC in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by SIBC in, or any information disclosed on the Schedules provided to FNBC by SIBC under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of SIBC contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by FNBC under this Section 8.10B will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of SIBC in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to FNBC’s obligation to consummate the Merger or any remedies available to FNBC under this Agreement.
Section 8.11    Director and Committee Meetings. SIBC will (and will cause SI Bank to) give notice to FNBC of all regular and special meetings of the boards of directors of SIBC and SI Bank, as well as to all board and senior management committee meetings of SIBC and SI Bank, and a designee of FNBC may attend each such meeting as an observer; provided, however, that SIBC or SI Bank may exclude such observer from any portion of any meeting at which (A) any aspect of the Merger is discussed; (B) the observer’s presence may constitute a breach of attorney-client privilege; or (C) or as otherwise prohibited by applicable law. In addition, SIBC will provide FNBC with copies of the minutes of each regular and special meeting of the board of directors of SIBC or SI Bank, and minutes of each regular and special meeting of any board or senior management committee of SIBC or SI Bank, held on or after the date of this Agreement (except portions of such minutes that are devoted to the discussion of this Agreement or the Merger or that, upon the advice of legal counsel, are otherwise privileged) within ten (10) days after the date of each such meeting, or otherwise upon the request of FNBC.

Section 8.12    Conforming Accounting Adjustments. If requested by FNBC, SIBC will (and will cause SI Bank to), consistent with GAAP, immediately prior to Closing, make such accounting entries as FNBC may reasonably request to conform the accounting records of SIBC and SI Bank to the accounting policies and practices of FNBC and First NBC Bank, respectively; provided, however, that no such entries need be made until FNBC shall have irrevocably certified to SIBC that all conditions set forth in Article IX to the obligations of FNBC to consummate the transactions contemplated hereby have been satisfied or, where permissible, waived. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by SIBC or SI Bank of any adverse circumstances for purposes of determining whether the conditions to FNBC’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the consideration to be paid to the shareholders of SIBC. No adjustment required by FNBC will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to SIBC or SI Bank.
Section 8.13    Financial Statements.
A.    SIBC will promptly furnish to FNBC an unaudited balance sheet as of the end of each such calendar quarter after the date of this Agreement and year-to-date statement of income within 40 days following the end of each calendar quarter (60 days in the case of the fiscal year-end) after the date of this Agreement. In addition, SIBC will cause SI Bank to promptly furnish to FNBC (i) each additional Call Report filed by SI Bank after the date of this Agreement, as soon as such Call Report is available, and (ii) unaudited month-end financial statements of SI Bank, within 25 calendar days following the end of each calendar month after the date of this Agreement.
B.    Each unaudited financial statement provided to FNBC under Section 8.13A will be prepared from the books and records of SIBC or SI Bank, as applicable, and will fairly present, in all material respects, the financial condition and results of operations of such party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. Each Call Report filed by SI Bank subsequent to the date of this Agreement will fairly present the financial position of SI Bank and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.
Section 8.14    Environmental Investigation; Rights to Terminate Agreement.
A.    FNBC and its Representatives may, to the same extent that SIBC or SI Bank has such right, but will not be obligated, to inspect any owned SIBC Real Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to 30 days after the date of this Agreement. All costs and expenses associated with conducting an Environmental Inspection will be borne by FNBC. If, as a result of an Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by FNBC, FNBC will (i) notify SIBC or SI Bank (in such capacity, an “Investigated Party”) of any property with respect to which it intends to conduct a Secondary Investigation and the reasons for the Secondary Investigation, (ii) submit a work plan for the Secondary Investigation to the Investigated Party, afford the Investigated Party the ability to comment on the work plan and reasonably consider all such comments, and (iii) conclude the Secondary Investigation within 60 days after the date of receipt of comments from the Investigated Party, but in no event more than 90 days from the date of this Agreement. FNBC will give reasonable notice to the Investigated Party of any Secondary Investigations, and the Investigated Party may place reasonable restrictions on the time and place at which the Secondary Investigations may be carried out.
B.    The Investigated Party will indemnify and hold harmless FNBC for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by FNBC or its Representatives to the extent attributable to the gross negligence or willful misconduct of the Investigated Party or its Representatives. FNBC will indemnify and hold harmless the Investigated Party for any claims for damage to property, or injury or death to persons made as a result of any Environmental Inspection or Secondary Investigation conducted by FNBC or its Representatives, to the extent attributable to the negligence or willful misconduct of FNBC or its Representatives in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities will survive the termination of this Agreement. FNBC will not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by Legal Requirement, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey will be made by the Investigated Party in the exercise of its sole discretion and not by FNBC. FNBC will make no such report prior to Closing unless required to do so by law, and in such case will give SIBC reasonable prior notice of FNBC’s intentions so as to enable the Investigated Party to review and comment on such proposed report.
C.    FNBC may terminate this Agreement within 90 days after the date of this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by FNBC because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that is reasonably likely to result in a Material Adverse Change; (ii) any past or present events, conditions or circumstances that could reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected by FNBC to exceed $500,000 or that is reasonably likely to result in a Material Adverse Change; or (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material or mold in, on or under any owned SIBC Real Property, the removal or abatement of which could reasonably be expected to involve an expenditure in excess of $500,000. Prior to termination of this Agreement under this Section 8.14C, FNBC promptly will deliver to the Investigated Party copies of any environmental report, engineering report, or property condition report prepared by FNBC or any third party with respect to any owned SIBC Real Property which provide the basis for such termination of this Agreement by FNBC. Any results or findings of any Environmental Inspections will not be disclosed by FNBC to any third party not affiliated with FNBC, unless FNBC is required by law to disclose such information.
D.    The Investigated Party will make available upon request to FNBC and its Representatives all documents and other materials relating to environmental conditions of any owned SIBC Real Property, including the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Investigated Party. The Investigated Party also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with FNBC and, at FNBC’s cost and expense, will be entitled to certify the same in favor of FNBC and its Representatives and make all other data available to FNBC and its Representatives.
Section 8.15    Employee Matters.
A.    FNBC agrees that the employees of SIBC and SI Bank who continue their employment after the Closing Date (the “SIBC Employees”) will be entitled to participate in the employee benefit plans and programs maintained for employees of FNBC and First NBC Bank, and FNBC will take all actions reasonably necessary or appropriate to facilitate coverage of the SIBC Employees in such plans and programs from and after the Closing Date, in accordance with Section 8.15B and the respective terms of such plans and programs.
B.    Each SIBC Employee will be entitled to credit for prior service with SIBC or SI Bank for all purposes under the Employee Benefit Plans maintained or sponsored by FNBC or First NBC Bank, and any eligibility waiting period and pre-existing condition exclusion applicable to such plan maintained by FNBC will be waived with respect to each SIBC Employee and his or her eligible dependents. FNBC will credit each SIBC Employee and his or her eligible dependents for the plan year during which coverage under each FNBC group plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such SIBC Employee and his or her dependents during such year under the applicable SIBC group plan. For purposes of determining a SIBC

Employee’s benefits for the calendar year in which the Merger occurs under FNBC’s policies governing vacation and personal time, any vacation or personal time taken by a SIBC Employee during the calendar year in which the Merger occurs (other than vacation or personal time carried over from a prior year) will be offset from the total FNBC benefit available to such SIBC Employee for such calendar year. Each SIBC Employee shall retain the vacation accrual earned under SI Bank’s vacation policy as of the Effective Time so that such SIBC Employee shall receive under FNBC’s vacation policy a vacation benefit no less than what such SIBC Employee had earned under SI Bank’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with FNBCs vacation policy, subject to carryover limitations applicable to such future accruals. From and following the Closing Date, such SIBC Employee will begin to accrue vacation, sick and personal time under FNBC’s policies, with such employee being given credit for prior service with SIBC or SI Bank for purposes of FNBC’s policies governing vacation, sick and personal time. The foregoing covenants shall survive the Merger, and FNBC shall, before the Effective Time, adopt resolutions that amend its tax-qualified retirement plans to the extent necessary to provide for the past service credits applicable to SIBC Employees referenced herein.
C.    Any current SIBC Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause) at the Effective Time or within twelve (12) months following the Effective Time, will receive a lump sum severance payment from First NBC Bank (which payment FNBC will cause to be made) in an amount equal to two weeks compensation at such employees’ base rate of compensation, multiplied by the number of whole years of service by such employee with SIBC as of the Effective Time (up to a maximum of thirteen years), subject to the execution of a release of claims against FNBC and its Affiliates in a form substantially similar to that set forth in Section 8.15C of the Schedules. For purposes of this Section, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of FNBC and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against FNBC or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with First NBC Bank.
D.    After the Closing Date, the assets of SI Bank’s 401(k) retirement plan will be transferred to FNBC’s 401(k) retirement plan, and each SIBC Employee will be entitled to credit for past service with SIBC for the purpose of satisfying any eligibility or vesting periods under FNBC’s 401(k) retirement plan. FNBC agrees to amend its 401(k) retirement plan to the extent necessary to provide for the past service credits applicable to SIBC Employees. The parties will cooperate to take all actions necessary and appropriate to effectuate the plan to plan transfer.
E.    SIBC shall terminate its Employee Stock Ownership Plan (the “ESOP”) effective immediately prior to the Effective Time. As soon as practicable after the date hereof, SIBC shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP immediately prior to the Effective Time, with a copy to be provided to FNBC and its counsel in advance of such filing. Prior to the Effective Time, SIBC and, following the Effective Time, FNBC shall use their respective commercially reasonable efforts to obtain such favorable determination letter as promptly as practicable (including, but not limited to, adopting such amendments to the ESOP as may be requested by the IRS as a condition to its issuance of a favorable determination letter). As soon as practicable following the later of the Effective Time or the receipt of the favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, all account balances in the ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.
F.    FNBC agrees to honor the terms of each SIBC Employee Plan and to make payments in accordance with the current terms of such plans and agreements and any applicable payment elections made thereunder; provided, however, that to the extent requested by FNBC, SIBC will (and will cause SI Bank to) execute and deliver such instruments and take such other actions as FNBC may reasonably request to freeze, amend or terminate any SIBC Employee Plan in accordance with the terms of such plan or agreement and in accordance with all Legal Requirements, to be effective as of the Effective Time, except that the winding up of any such plan or agreement may be completed following the Closing Date. As of the Effective Time of the Merger, SIBC will (or will cause SI Bank to) make lump sum cash payments to each executive officer who has an employment agreement in effect as of the date hereof, and FNBC or its Subsidiaries shall provide continued insurance coverage to each of such officers in accordance with the terms of the employment agreements, in each case regardless of whether such officers are subsequently retained as employees of FNBC or any FNBC Subsidiary following the Effective Time subject to the execution of a release of claims against FNBC and its Affiliates in a form substantially consistent to that set forth in Section 8.15F of the Schedules.
Section 8.16    Bank Merger Transaction. SIBC will (and will cause SI Bank to) cooperate to take all actions (including making all such filings) as may be reasonably necessary and appropriate to effectuate the Bank Merger, to be effective at such time following the Effective Time as FNBC may determine.
Section 8.17    SIBC Options. SIBC will take all actions necessary to ensure that following the Effective Time no holder of any SIBC Option will have any right thereunder to acquire any equity securities of SIBC, FNBC, or any of their Subsidiaries or any right to payment in respect of any SIBC Options, except for payment of the Option Consideration. FNBC will not assume any SIBC Options, and FNBC will not substitute an equivalent option therefore.
Section 8.18    Data Conversion.
A.    FNBC intends to convert some or all of SIBC’s information and data onto FNBC’s information technology systems (the “Data Conversion”). FNBC agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of affecting the Data Conversion at or as soon as reasonably practicable after the Effective Time. SIBC agrees to cooperate with FNBC in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with SIBC’s and SI Bank’s information and data systems; provided, however, that SIBC shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that SIBC takes, at the request of FNBC, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, FNBC shall indemnify SIBC for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the willful breach of this Agreement by SIBC.
B.    Until the Effective Time, SIBC shall advise FNBC of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving SIBC or SI Bank. The material Technology-Related Contracts of SIBC and SI Bank are listed in Section 5.13 of the Schedules. Notwithstanding any other provision of this Section 8.18, neither SIBC nor SI Bank shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.
Section 8.19    No Control. Nothing contained in this Agreement shall give FNBC, directly or indirectly, the right to control or direct the operations of SIBC or SI Bank prior to the Effective Time. Prior to the Effective Time, each of SIBC and FNBC shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.
ARTICLE IX.
CONDITIONS PRECEDENT
Section 9.01    Conditions to Each Party’s Obligation. The obligation of each party to consummate the Merger is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.    This Agreement and the Merger will have been approved by the shareholders of SIBC.
B.    All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired.
C.    All consents and approvals listed in Section 6.04 and Section 5.08 of the Schedules will have been received and will remain in full force and effect.
D.    No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or the Bank Merger Agreement, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any party to this Agreement to consummate this Agreement or the Bank Merger Agreement, or the transactions contemplated hereby or thereby, or (iii) otherwise prohibit or restrain the Merger; and no Proceeding before any Governmental Authority will be instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.
Section 9.02    Conditions to Obligation of FNBC. The obligation of FNBC to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
E.    The representations and warranties of SIBC in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event it will be true and correct as of the specified date), except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.
F.    The covenants and obligations of SIBC to be performed or observed on or prior to the Closing Date under this Agreement will have been performed or observed in all material respects.
G.    FNBC will have received all documents and instruments required to be delivered by SIBC and SI Bank at or prior to the Closing.
H.    The Requisite Regulatory Approvals shall not have imposed any non-standard conditions, restrictions or requirements that, individually or in the aggregate, would result in, or be reasonably likely to result in, a Material Adverse Change of FNBC as the Surviving Corporation, in the reasonable judgment of FNBC.
I.    FNBC will have received from each of the directors and executive officers of SIBC and SI Bank an instrument dated as of the Closing Date to the effect that such director or executive officer, as applicable, does not have any claims against SIBC or SI Bank (except to certain matters described therein), the form of which is attached as Exhibit B.
Section 9.03    Conditions to Obligations of SIBC. The obligations of each of SIBC to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
A.    The representations and warranties of FNBC in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event it will be true and correct as of the specified date), except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

B.    The covenants and obligations of FNBC to be performed or observed on or prior to the Closing Date under this Agreement will have been performed or observed in all material respects.
C.    The Exchange Fund shall have been established and funded in accordance with Section 3.03A.
D.    SIBC will have received all documents and instruments required to be delivered by FNBC at or prior to the Closing.
ARTICLE X.
TERMINATION AND ABANDONMENT
Section 10.01    Right of Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, as follows, and in no other manner:
J.    By the mutual agreement of SIBC and FNBC;
K.    By either FNBC or SIBC, if the Effective Time has not occurred by the close of business on August 30, 2015; provided, however, that the right to terminate this Agreement under this Section 10.01B will not be available to any party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has resulted in, or principally caused, the failure of the Effective Time to occur on or before such date;
L.    By either FNBC or SIBC, if any Requisite Regulatory Approval is denied by a final, nonappealable action of any of the FRB, the FDIC or the OFI.
M.    [Reserved.]
N.    By FNBC (provided that FNBC is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there has been a material breach by SIBC of any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within 30 days after written notice of the breach is given by FNBC to SIBC and which breach would entitle FNBC not to consummate the Merger under Article IX.
O.    By SIBC (provided that SIBC is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there has been a material breach by FNBC of any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within 30 days after written notice of the breach is given by SIBC to FNBC and which breach would entitle SIBC not to consummate the Merger under Article IX.
P.    By FNBC, if (i) the SIBC Board effects a Change in Recommendation or fails to include the SIBC Board Recommendation in the Proxy Statement, (ii) the SIBC Board fails to reaffirm the SIBC Board Recommendation within two Business Days after FNBC requests in writing that such action be taken, recommends or endorses an Acquisition Proposal, or fails to issue a press release announcing its opposition to an Acquisition Proposal within five Business Days after an Acquisition Proposal is publicly announced or becomes publicly known, (iii) SIBC enters into an agreement to effect a Superior Proposal, (iv) a tender offer or exchange offer (whether or not conditional) relating to shares of SIBC’s capital stock will have been commenced and the SIBC Board fails to recommend, in a solicitation/recommendation statement on Schedule 14D-9, that the shareholders of SIBC reject (and not tender their shares of SIBC Stock under) such tender offer or exchange offer within ten Business Days after the commencement of such tender offer or exchange offer (including, for these purposes, by taking no or a “neutral” position with respect to the acceptance by the shareholders of SIBC of any such tender offer or exchange offer within such period, which shall constitute a failure to recommend the rejection of such offer), or (v) SIBC intentionally or materially breaches Section 8.03D or Section 8.07;

Q.    By SIBC, if SIBC enters into an agreement to effect a Superior Proposal not in violation of Section 8.07 and, concurrently with such termination, SIBC pays to FNBC the termination fee described in Section 10.03B by wire transfer of immediately available funds; provided however, that SIBC will not be entitled to terminate this Agreement under this Section 10.01H unless and until SIBC has fully complied with its obligations under Section 8.07D;
R.    By FNBC or SIBC, if a vote has been taken at the duly completed Shareholder Meeting (including any postponements or adjournments), and this Agreement shall not have been approved by the requisite vote;
S.    By FNBC, if there has been a Material Adverse Change since the date of this Agreement; or
T.    By FNBC, in accordance with Section 8.14C.
Section 10.02    Notice of Termination. The power of termination provided for by Section 10.01 may be exercised only by a notice given in writing, as provided in Section 11.05, which notice shall specify the provision or provisions hereof pursuant to which such termination is effected.
Section 10.03    Effect of Termination.
A.    If this Agreement is terminated, neither party will have any liability or further obligation under this Agreement; provided, however, that termination will not relieve a party from liability for any breach by it occurring prior to termination; and provided further, that Section 8.06B, this Section 10.03 and Article XI (other than Section 11.09) will survive any termination of this Agreement.
B.    In recognition of the efforts, expenses and other opportunities foregone by FNBC while structuring and pursuing the Merger, SIBC will pay to FNBC, by wire transfer of immediately available funds to an account designated by FNBC, a termination fee in an amount equal to $1.75 million if this Agreement is terminated:
(i)    by FNBC under Section 10.01G,
(ii)    by SIBC under Section 10.01H, or
(iii)    in accordance with Section 10.01B, Section 10.01E or Section 10.01I; provided however that SIBC enters into a definitive agreement within one year of the date of termination of this Agreement relating to an Acquisition Proposal that was publicly announced or otherwise communicated or made known to senior management of SIBC or the SIBC Board at any time after the date of this Agreement and prior to the date of termination of this Agreement in accordance with Section 10.01B, 10.01E or 10.01I.
C.    Any amount that becomes payable under Section 10.03B(i) will be satisfied by SIBC on or before the third Business Day following the termination of this Agreement. Any amount that becomes payable under Section 10.03B(ii) will be satisfied by SIBC on the date of termination. Any amount that becomes payable under Section 10.03B(iii) will be satisfied by SIBC on or before the third Business Day following the execution of the definitive agreement relating to such Acquisition Proposal.
D.    SIBC acknowledges that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement, and without these agreements, FNBC would not have entered into this Agreement. Accordingly, if SIBC fails to pay when due any amounts required to be paid by it under Section 10.03B, and in order to obtain payment, FNBC commences an action, suit or proceeding which results in a judgment against SIBC for such amount, then in addition to the amount of such judgment, SIBC will pay to FNBC an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses)

incurred by FNBC in connection with such action, suit or proceeding, together with interest on all unpaid amounts from the date such amounts were required to be paid under this Agreement at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus 200 basis points. The parties acknowledge that the damages resulting from any termination of this Agreement under circumstances in which a termination fee is payable are uncertain and incapable of accurate calculation, and that the amounts payable under this Agreement are reasonable estimates of the actual damages that may be incurred and in the event that FNBC receives full payment of such termination fee, the receipt of that fee will be deemed to constitute liquidated damages and not a penalty, for any and all issues or damages suffered or incurred by FNBC in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and FNBC will not be entitled to bring, assert, commence or maintain any claim, action or proceeding against SIBC for monetary damages or for equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated thereby or any matters forming the basis for such termination, except in the case of the fraud or intentional and material breach of this Agreement by SIBC or as otherwise specified in Section 11.09. Under no circumstances will SIBC be obligated to pay more than one termination fee under this Agreement.
ARTICLE XI.
MISCELLANEOUS
Section 11.01    Survival of Representations and Warranties. Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time.
Section 11.02    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger will be borne and paid by the party incurring the expense.
Section 11.03    Entire Agreement. This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Merger, and, except for the Confidentiality Agreement, supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).
Section 11.04    Further Cooperation. Each party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the transactions contemplated by this Agreement in accordance its terms.
Section 11.05    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (A) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (B) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.
Section 11.06    Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, electronic mail, facsimile transmission, a nationally recognized overnight courier service, or prepaid certified mail (return receipt requested) as follows:

If to FNBC or Newco:
First NBC Bank Holding Company
210 Baronne Street
New Orleans, Louisiana 70112
Attention: Ashton J. Ryan, Jr.
Fax: (504) 671-3480
Electronic mail: aryanjr@firstnbcbank.com
With a copy to:
Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Geoffrey S. Kay
Fax: (512) 583-5940
Electronic mail: gkay@fkhpartners.com
If to SIBC:
State Investors Bancorp, Inc.
1041 Veterans Boulevard
Metairie, Louisiana 70005
Attention: Anthony S. Sciortino
Fax: 504-832-9408
Electronic mail: tony@stateinvestors.com

With a copy to:
Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W. Suite 100
Washington, DC 20007-4444
Attention: Raymond A. Tiernan, Esq. or Eric M. Marion, Esq.
Fax: 202-295-4500
Electronic mail: rtier@sfttlaw.com or emarion@sfttlaw.com
or to such other address or fax number as a party may specify by notice given in accordance with this Section. Any notice given in accordance with this Agreement will be effective in the case of personal delivery, electronic mail or facsimile transmission, when delivered or received if received before 5:00 p.m. local time on a Business Day, or on the next Business Day if delivered or received on a day that is not a Business Day or after 5:00 p.m. local time on a Business Day; in the case of mail, upon the earlier of actual receipt or three Business Days after deposit with the United States Postal Service, first class certified mail, postage prepaid, return receipt requested; and in the case of nationally-recognized overnight courier service, one Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery
Section 11.07    Governing Law; Waiver of Right to Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER.

Section 11.08    Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement. A facsimile or electronic transmission in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 11.09    Specific Performance. Each party acknowledges that the other party or parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that the provisions contained in this Agreement were not performed in accordance with their respective terms or otherwise were materially breached. Therefore, each party agrees that, without the necessity of proving actual damages or posting bond or other security, the other party or parties will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.
Section 11.10    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.
Section 11.11    Binding Effect; Assignment. Except as otherwise expressly provided in this Agreement, no party will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other parties, and any such assignment made or attempted in violation of this Section will be void and of no effect. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.
Section 11.12    Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, except that the Indemnified Parties are the stipulated beneficiaries of, and will be entitled to enforce their respective rights under, Section 8.09. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement.
Section 11.13    Amendment; Waiver; Extension. Except as prohibited by any Legal Requirement, FNBC and SIBC may amend this Agreement, extend the time for the performance of any obligations or other acts of any other party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each party. No party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a party may unilaterally waive a right that is solely applicable to it.
Section 11.14    Disclosure Schedules; Supplements to the Disclosure Schedules.
C.    Information contained in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s). The inclusion of an item in a Schedule as an exception to a representation or warranty will not be deemed an admission by the disclosing party that the item represents an exception or a material fact, event or circumstance.

D.    SIBC may from time to time prior to the Closing, and will at least five days prior to the Closing, supplement the Schedules delivered to FNBC with respect to any matter that (i) arises and becomes known by SIBC after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement by SIBC unless FNBC waives the breach in the manner set forth in this Agreement.
[SIGNATURE PAGES FOLLOW]

[FNBC/NEWCO SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]
IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first above written.
FIRST NBC BANK HOLDING COMPANY
By:    /s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr.
Chairman and Chief Executive Officer

FIRST NBC ACQUISITION COMPANY
By:    /s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr.
President and Chief Executive Officer

[SIBC SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]
IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by its duly authorized officer as of the date first above written.
STATE INVESTORS BANCORP, INC.
By:    /s/ Anthony S. Sciortino, Sr.
Anthony S. Sciortino, Sr.
Chairman and Chief Executive Officer

EXHIBIT A
FORM OF BANK MERGER AGREEMENT
This BANK MERGER AGREEMENT (this “Agreement”) is made and entered into as of [ ], 2015, by and between FIRST NBC BANK, a Louisiana banking association with its principal office located in New Orleans, Louisiana, and STATE-INVESTORS BANK, a federal savings bank with its principal office located in Metairie, Louisiana.
RECITALS
WHEREAS, First NBC Bank Holding Company, a Louisiana corporation and registered bank holding company (“FNBC”), owns all of the issued and outstanding shares of common stock of First NBC Bank;
WHEREAS, State Investors Bancorp, Inc., a Louisiana corporation and registered savings and loan holding company (“SIBC”), owns all of the issued and outstanding shares of common stock of State-Investors Bank;
WHEREAS, FNBC and SIBC are entering into an agreement (“BHC Agreement”) to effect a strategic business combination providing for the merger of a wholly-owned subsidiary of FNBC with and into SIBC, with SIBC surviving the merger (“Merger”);
WHEREAS, subject to the completion of the Merger, FNBC and SIBC desire to cause State-Investors Bank to merge with and into First NBC Bank in accordance with the terms of this Agreement (“Bank Merger”); and
WHEREAS, the Boards of Directors of State-Investors Bank and First NBC Bank have approved this Agreement and authorized the execution hereof.
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the receipt, sufficiency and validity of which are hereby acknowledged, the parties agree as follows:

1.Merger of the Banks. At the Effective Time (as defined in Section 8), State-Investors Bank will be merged with and into First NBC Bank in accordance with Section 351 et seq. of the Louisiana Banking Law.

2.Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 355 of the Louisiana Banking Law. At the Effective Time, the corporate existence of State-Investors Bank will be merged into and continued in First NBC Bank, as the bank surviving the Bank Merger (the “Surviving Bank”). Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of State-Investors Bank will vest in the Surviving Bank, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon, and all debts, liabilities, obligations, restrictions and duties of State-Investors Bank will become the debts, liabilities, obligations, restrictions and duties of the Surviving Bank.

3.Articles of Incorporation and Bylaws. At the Effective Time and until changed in accordance with applicable law, the Articles of Incorporation and Bylaws of the Surviving Bank will be the Articles of Incorporation and Bylaws of First NBC Bank as in effect immediately prior to the Effective Time.

4.Directors and Executive Officers. At the Effective Time, the directors and executive officers of the Surviving Bank will be the same persons who served as directors and executive officers of First NBC Bank immediately prior to the Effective Time, and each of such persons will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.

5.Conversion of Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any further action on the part of any holder, (i) each issued and outstanding share of common stock of First NBC Bank will continue to remain outstanding and to represent one share of common stock of First NBC Bank, and (ii) each issued and outstanding share of common stock of State-Investors Bank will be canceled.

6.Termination. This Agreement will terminate upon the termination of the BHC Agreement in accordance with its terms and in no other manner. Upon such termination, neither party will have any further liability or obligation by reason of this Agreement to the other party.

7.Waiver, Amendment and Modification. Any term or condition of this Agreement may be waived in writing at any time prior to the Effective Time by the party that is entitled to the benefits thereof. This Agreement may be modified or amended at any time prior the Effective Time by written agreement of the parties.

8.Effective Time. The Bank Merger will become effective at such time following the effectiveness of the Merger as will be determined by First NBC Bank and in the manner set forth in Section 354 of the Louisiana Banking Law (the “Effective Time”).

9.Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and will be construed as, one and the same Agreement. A facsimile or electronic transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

10.Governing Law. THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE STATE OF LOUISIANA, WITHOUT REGARD FOR PROVISIONS THEREOF REGARDING CONFLICTS OF LAW.

11.Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

12.Binding Effect. The terms and conditions of this Agreement will be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or will be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section will be void and of no effect.

[Signature Pages Follows]

[CEO Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.
FIRST NBC BANK

By:
Ashton J. Ryan, Jr.
President and Chief Executive Officer

STATE-INVESTORS BANK

By:
Anthony S. Sciortino, Sr.
President and Chief Executive Officer

[State-Investors Bank Directors’ Signature Page to Bank Merger Agreement]
I WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of State-Investors Bank, have caused this Agreement to be duly executed as of the date first above written.
State-Investors Bank

By:		By:
	Jules G. Albert, Jr., Director		Daniel M. McGowan, Director

By:		By:
	Stephen O. Carriere, Director		Angelle S. Reeves, Director

By:		By:
	Joseph J. Lepow, Director		Anthony S. Sciortino, Sr., Chairman

By:		By:
	Sanford R. Maslansky, Director		Dalton L. Woolverton, Director

[First NBC Bank Directors’ Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of First NBC Bank, have caused this Agreement to be duly executed as of the date first above written.
FIRST NBC BANK

By:		By:
	William D. Aaron, Jr., Director		Shivan Govindan, Director

By:		By:
	David W. Anderson, Director		Lawrence B. Jones, Director

By:		By:
	Herbert W. Anderson, Jr., Director		Hermann B. Moyse III, Director

By:		By:
	Dale N. Atkins, Director		Grish R. Pandit, Director

By:		By:
	Peter W. Babin III, Director		Stephen P. Petagna, Director

By:		By:
	John C. Calhoun, Director		James C. Roddy, Director

By:		By:
	William M. Carrouche, Director		Ashton J. Ryan, Jr., Chairman

By:		By:
	James E. Fitzmorris, Jr., Director		Joseph F. Toomy, Director

By:		By:
	John F. French, Director		Dr. Charles C. Teamer, Sr., Director

By:		By:
	Leon L. Giorgio, Jr., Director		Richard M. Wilkinson, Director

ACKNOWLEDGEMENT
STATE OF LOUISIANA            §

PARISH OF ORLEANS            §

On this the [ ]th day of [ ], 2015, before me, the undersigned authority, personally came and appeared Ashton J. Ryan, Jr., to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of First NBC Bank, a Louisiana state bank, and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of First NBC Bank for the purposes therein expressed and as his and First NBC Bank’s free act and deed.
WITNESSES:

Name: (Please print)	Ashton J. Ryan, Jr.
Name: (Please print)
____________________________________ Notary Public My Commission Expires:________________

ACKNOWLEDGEMENT
STATE OF LOUISIANA            §

PARISH OF JEFFERSON            §

On this the [ ]th day of [ ], 2015, before me, the undersigned authority, personally came and appeared Anthony S. Sciortino, Sr., to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of State-Investors Bank, a federal savings bank, and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of State-Investors Bank for the purposes therein expressed and as his and State-Investors Bank’s free act and deed.
WITNESSES:

Name: (Please print)	Anthony S. Sciortino, Sr.
Name: (Please print)
____________________________________ Notary Public My Commission Expires:________________

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL
I hereby certify that I am the Secretary of State-Investors Bank, a federal savings bank and that I have been duly appointed and am presently serving in that capacity. I further certify that by written consent dated _____________, 2015, the sole shareholder of State-Investors Bank adopted and approved the foregoing Agreement and Bank Merger.
IN WITNESS WHEREOF, I have executed this certification on this ___ day of ___________, 2015.

, Secretary

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL
I hereby certify that I am the Secretary of First NBC Bank, a Louisiana state bank and that I have been duly appointed and am presently serving in that capacity. I further certify that by written consent dated _____________, 2015, the sole shareholder of First NBC Bank adopted and approved the foregoing Agreement and Bank Merger.
IN WITNESS WHEREOF, I have executed this certification on this ____ day of ___________, 2015.

, Secretary

EXHIBIT B
FORM OF ACKNOWLEDGEMENT
This ACKNOWLEDGEMENT (this “Acknowledgement”), dated [DATE], is made by [NAME] (the “Acknowledgor”), for the benefit of State Investors Bancorp, Inc. (“SIBC”), a Louisiana corporation, and State-Investors Bank, a federal savings bank (the “Bank”).
RECITALS
WHEREAS, the Acknowledgor is a duly elected or appointed executive officer and/or director of SIBC or the Bank as of the date of this Acknowledgement;
WHEREAS, First NBC Bank Holding Company (“FNBC”) and State Investors Bancorp, Inc. (“SIBC”) have entered into that certain Agreement and Plan of Reorganization, dated as of December 30, 2014 (as such agreement may be amended or supplemented from time to time, the “Agreement”), which provides, among other things, for the merger of a wholly-owned subsidiary of FNBC with and into SIBC, with SIBC as the surviving entity (the “Merger”); and
WHEREAS, it is a condition to the obligation of FNBC to consummate the Merger that the Acknowledgor execute and deliver this Acknowledgement to confirm the absence of any claims by the Acknowledgor against SIBC and the Bank arising from any liabilities and obligations for claims existing prior to the Closing Date.
NOW, THEREFORE, for and in consideration of the premises contained herein, the consummation of the transactions contemplated by the Agreement and other good and valuable consideration and cause, the receipt and sufficiency of which are acknowledged, the undersigned agrees as follows:
1.Capitalized Terms. All capitalized terms not otherwise defined in this Acknowledgement will have the meanings accorded them in the Agreement.

2.Acknowledgement.
(a)The Acknowledgor represents and warrants that in his capacity as a director, officer, employee or security holder of SIBC or the Bank, as applicable, the Acknowledgor has no knowledge of any causes of action, obligations, claims or liabilities of any kind or nature (collectively, the “Claims”), other than Claims (i) in connection with any accrued compensation or rights under any benefit plan or arrangement between the Acknowledgor and SIBC or the Bank existing at or immediately prior to the Effective Time and disclosed in the Agreement or Schedules, (ii) as to any rights of Acknowledgor to indemnification or related benefits under the Constituent Documents of SIBC or the Bank or any applicable law, or to claim insurance coverage or to be defended under any directors’ and officers’ insurance coverage that applies to or benefits directors or officers of SIBC or the Bank and is applicable to Acknowledgor, (iii) in connection with any deposits or similar accounts of the Acknowledgor at the Bank at the Effective Time, (iv) arising under or relating to the Agreement, or (v) except as otherwise disclosed on Exhibit A to this Acknowledgement.
(b) The Acknowledgor further represents and warrants to SIBC and the Bank that the Acknowledgor is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any Claims that would otherwise be covered by this Acknowledgement, but for such sale, assignment or transfer.
3.Successors. This Acknowledgement will be binding upon, and inure to the benefit of, the parties and their respective heirs, executors, administrators, agents and successors.
[Signature Page Follows]

[Signature Page to Acknowledgement]
IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgement as of the date first above written.

ACKNOWLEDGOR